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                                                                    EXHIBIT 10.1

                        CONFIDENTIAL TREATMENT REQUESTED.
          CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND
                 HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

                                MASTER AGREEMENT

      THIS MASTER AGREEMENT (this "Agreement"), dated as of May 10, 2005, is made by and between Crescent Real Estate Capital, L.P., a Delaware limited partnership ("Crescent Capital") and CMC Real Estate Capital, L.P., a Delaware limited partnership ("Capstead").

                                    RECITALS

      WHEREAS, Crescent Capital and Capstead desire to combine Crescent Capital's real estate operating and investment experience with Capstead's capital markets and investment experience to invest jointly in high quality real estate debt that meets specified criteria;

      WHEREAS, Crescent Capital and Capstead desire to form one or more investment partnerships through which they will make certain investments; and

      WHEREAS, Crescent Capital and Capstead desire to set forth their agreement regarding certain of the terms under which they will invest in and through the investment partnerships.

      NOW, THEREFORE, in consideration of the promises and upon the terms and conditions set forth below, the parties hereto agree as follows.

                                   ARTICLE I.
                                 INTERPRETATION

      SECTION 1.01 DEFINITIONS

      "Additional Capital Contributions" means the additional Capital Contributions to be made to any Investment Partnership pursuant to Section 2.05 hereof.

      "Additional Investor" has the meaning set forth in Section 2.03 hereof.

      "Advance Leverage Ratio" means, with respect to any Target Investment, the ratio of acquisition debt to the investment amount of such Target Investment.

      "Advisory Committee" means the advisory committee to be established by any Investment Partnership pursuant to Section 4.02 hereof.

      "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person.

      "Agreement" has the meaning set forth in the Preamble of this Agreement.

      "Appraised Value" means the value assigned to collateral by the applicable lender(s) to an Investment Partnership, or in the absence of such, a third party appraisal prepared by a

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nationally recognized appraisal company within the preceding four (4) months. If the above noted indications of value are not available, a value assigned by Crescent may be used, provided however, that such investment shall not be considered a Target Investment.

      "Business Day" means any day other than a Saturday, Sunday or any other day on which federal banks are authorized by law to close.

      "Buy-Sell Election" has the meaning set forth in Section 6.02 hereof.

      "Buy-Sell Price" has the meaning set forth in Section 6.02 hereof.

      "Buy-Sell Terms" has the meaning set forth in Section 6.02 hereof.

      "Capital Commitment" means, with respect to any Limited Partner, the obligation to make the Capital Contributions to an Investment Partnership that are specified in the Partnership Agreement of such Investment Partnership.

      "Capital Contributions" means, with respect to any Limited Partner, any cash, cash equivalents or the book value of any Target Investment contributed to an Investment Partnership by such Partner. "Capital Contributions" shall include any Additional Capital Contributions.

      "Capstead" has the meaning set forth in the Preamble of this Agreement.

      "Capstead Veto Right" has the meaning set forth in Section 5.03 hereof.

      "Change In Control" means (i) the acquisition by any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than a Formation Partner, any trustee or other fiduciary holding securities under any employee benefit plan of a Formation Partner, or any company owned, directly or indirectly, by the equity holders of a Formation Partner), directly or indirectly, of securities of a Formation Partner representing fifty percent (50%) or more of the combined voting power of a Formation Partner's then outstanding securities; (ii) the approval by the equity holders or general partner of a Formation Partner of a merger or consolidation of the Formation Partner with any other entity, other than a merger or consolidation that would result in the voting securities of a Formation Partner outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than eighty percent (80%) of the combined voting power of the voting securities of a Formation Partner or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a reorganization or recapitalization of a Formation Partner, or a similar transaction, in which no "person" acquires more than twenty percent (20%) of the combined voting power of a Formation Partner's then outstanding securities shall not constitute a Change in Control of a Formation Partner; or (iii) the approval of the equity holders or general partner of a Formation Partner of a plan of complete liquidation of a Formation Partner or an agreement for the sale or disposition by a Formation Partner of all or substantially all of the Formation Partner's assets.

      "Crescent" means Crescent GP and Crescent Capital.

      "Crescent Capital" has the meaning set forth in the Preamble of this Agreement.

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      "Crescent GP" means the entity that Crescent Capital or its Affiliates shall caused to be formed to serve as General Partner of the Investment Partnerships.

      "Debt Service Coverage Ratio" means the ratio obtained by dividing (i) the sum of the underwritten measure of the net operating income of any Target Investment, but including leasing commissions, tenant improvements, interest reserves, reserves for leasing commissions, reserves for tenant improvements, reserves for capital expenditures and any guarantees of any such reserves, over the initial term of such Target Investment, by (ii) the sum of all interest payments including capitalized interest and mandatory principal payments due and payable by such Target Investment during such applicable measurement period excluding any payments due upon maturity of any indebtedness.

      "Declined Additional Capital Contribution" has the meaning set forth in
Section 2.05 hereof.

      "Election Notice" has the meaning set forth in Section 6.03(b) hereof.

      "Election Period" has the meaning set forth in Section 6.02 hereof.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Exercising Partner" has the meaning set forth in Section 6.02 hereof.

      "Fair Market Value" has the meaning set forth in Section 6.03(f) hereof.

      "Formation Partner" means Crescent or Capstead. Crescent GP and Crescent Capital shall be treated as one consolidated entity in all matters involving the Formation Partners, with Crescent GP controlling all decisions and actions to be taken by Crescent in respect thereto.

      "Fully Invested" means, with respect to any Investment Partnership, the point at which such Investment Partnership has invested the Investment Partnership's maximum Capital Commitment.

      "Initial Investment Partnership" has the meaning set forth in Section 2.01 hereof.

      "Investment Partnership" has the meaning set forth in Section 2.01 hereof.

      "Investment Period" has the meaning set forth in Section 2.07 hereof.

      "Limited Partner" means any Person that is a limited partner of any Investment Partnership and shall initially include Crescent Capital and Capstead.

      "Loan to Value Ratio" means the ratio of the unpaid principal balance of the Target Investment plus all indebtedness senior thereto, divided by the Appraised Value.

      "Major Decision" means any of the decisions set forth in Section 4.03 hereof.

      "Minimum Monthly Management Fee" means the minimum monthly management fee payable by each Investment Partnership to Crescent GP for Crescent GP's service as general

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partner of such Investment Partnership. During each Investment Partnership's
Investment Period, the related Minimum Monthly Management Fee shall equal [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION]. After the termination of each Investment Partnership's Investment Period, the related Minimum Monthly Management Fee shall be reduced to [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION].

      "Mortgage" has the meaning set forth in Section 5.04 hereof.

      "Net Cash Flow" means, with respect to any Investment Partnership, any excess of (i) the sum of (A) cash receipts of the Investment Partnership during a given calendar month from all sources whatsoever (including the net cash proceeds received by the Investment Partnership from the sale of an Investment Partnership asset) other than Unused Capital Contributions or repayments during an Investment Partnership's Reinvestment Period, plus (B) the amount of any reduction during the applicable calendar month in Investment Partnership reserves for anticipated expenses previously established pursuant to (ii)(C) below, over (ii) the sum of (A) all operational expenditures of the Investment Partnership, including all financing and hedging expenses, during such related calendar month, plus (B) in the case of refinancing proceeds, the amount applied in payment or reduction of the refinanced obligation(s), plus (C) the amount of any increase during the calendar month in Investment Partnership reserves for reasonably anticipated expenses to provide for accrued or anticipated expenses of the Partnership.

      "Non-Cash Consideration" has the meaning set forth in Section 6.03(d) hereof.

      "Non-Exercising Partner" has the meaning set forth in Section 6.02 hereof.

      "Non-Selling Partner" has the meaning set forth in Section 6.03(a) hereof.

      "Notice of Buy-Sell" has the meaning set forth in Section 6.02 hereof.

      "Offer Notice" has the meaning set forth in Section 6.03(a) hereof.

      "Offer Period" means a period commencing upon delivery of an Offer Notice and expiring at 5:00 p.m., Fort Worth time, on the tenth (10th) Business Day following delivery of such Offer Notice; provided, however, if the Proposed Transfer involves Non-Cash Consideration, the Offer Period shall not expire until the tenth (10th) Business Day after a binding determination of the Fair Market Value of such Non-Cash Consideration has been made in accordance with
Section 6.03(f) hereof.

      "Original Closing Date" means, with respect to any Investment Partnership, the date on which one or more of the Formation Partners are first admitted to such Investment Partnership.

      "Partner" means any Person that is admitted to an Investment Partnership as a limited partner or a general partner.

      "Partnership Agreement" means, with respect to any Investment Partnership, the agreement among the Investment Partnership and its Partners that sets forth the terms governing the relationship among such Partners and the Investment Partnership. The Partnership

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Agreement of the Initial Investment Partnership shall be in substantially the form attached hereto as Exhibit B.

      "Partnership Interest" means, with respect to any Investment Partnership, an ownership interest in the Investment Partnership representing a Capital Contribution by a Partner and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in the relevant Partnership Agreement, together with all obligations of such Person to comply with the terms and provisions of such Partnership Agreement.

      "Percentage Interest" means, with respect to any Partner in any Investment Partnership, the ratio of such Partner's Capital Commitment to the total Capital Commitments of all of the Partners in such Investment Partnership.

      "Person" means any individual, general partnership, limited partnership, limited liability company, corporation, trust, estate, association, nominee or other entity.

      "Prime Rate" means the prime rate reported from time to time in The Wall Street Journal under "Money Rates" as of the relevant date(s), and if more than one prime rate shall be reported therein, the average of all such rates.

      "Proposed Transfer" has the meaning set forth in Section 6.03(a) hereof.

      "Reinvestment Period" has the meaning set forth in Section 2.08 hereof.

      "Right of First Refusal" has the meaning set forth in Section 6.03(a) hereof.

      "Selling Partner" has the meaning set forth in Section 6.03(a) hereof.

      "Successor Investment Partnership" has the meaning set forth in Section
2.01 hereof.

      "Take-down Notice" has the meaning set forth in Section 2.04 hereof.

      "Target Investments" has the meaning set forth in Section 2.02(b) hereof.

      "Target IRR" has the meaning set forth in Section 2.02(c) hereof.

      "Third Party Purchaser" has the meaning set forth in Section 6.03(c) hereof.

      "Transfer" means a sale, assignment, transfer or other disposition, gift, hypothecation or encumbrance by a partner in an Investment Partnership of its partnership interest.

      "Trigger Event" means (i) any change in any law, rule or regulation applicable to a Formation Partner, including any change made by governing authorities of tax, regulatory or accounting rules and procedures, (ii) any significant market liquidity event, (iii) any other event the occurrence of which would make an investment by the Formation Partner in an Investment Partnership ill-advised from a legal or economic perspective, or (iv) a Change In Control of a Formation Partner.

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      "Unresolved Deadlock" means an inability of the members of the Advisory
Committee to reach unanimous agreement on a Major Decision, which inability continues for a period of one hundred twenty (120) calendar days (except with respect to the inability to elect a replacement General Partner pursuant to
Section 4.04, which shall only be subject to a thirty (30) calendar day resolution period) after written notice by a representative of the Advisory Committee to the General Partner. The Formation Partners shall cause their respective designees to the Advisory Committee to negotiate in good faith and use their respective commercially reasonable efforts to reach agreement on any Major Decision.

      "Unused Capital Contributions" has the meaning set forth in Section 2.04 hereof.

      SECTION 1.02 CONSTRUCTION.

  (a) The Recitals set forth at the beginning of this Agreement are incorporated in and made a part of this Agreement.

  (b) Unless the language specifies or the context implies that a term of this Agreement is a condition, all of the terms of this Agreement shall be deemed and construed to be covenants to be performed by the designated party.

  (c) Unless the context clearly indicates otherwise, in this Agreement the use of the terms "including," "include," and "includes" followed by one or more examples is intended to be illustrative and shall not be deemed or construed to limit the scope of the classification or category to the examples listed.

  (d) Unless the context clearly indicates otherwise, in this Agreement references to Sections shall be construed as references to Sections of this Agreement.

  (e) Titles and captions are inserted for convenience of reference only and shall not affect the interpretation of this Agreement.

  (f) Terms stated in either the singular or plural shall include the singular and the plural, and pronouns stated in either the masculine or the neuter gender shall include the masculine, the feminine and the neuter genders.

  (g) Unless the context clearly indicates otherwise, in this Agreement, words such as "herein," "hereinafter," "hereof," "hereto," and "hereunder" refer to this Agreement as a whole.

  (h) Unless the context clearly indicates otherwise, references to any statute or any provision thereof shall be deemed to include a reference to any statute that amends, extends, consolidates or replaces the same and shall include any orders, regulations, instruments, official government interpretations or other subordinate legislation made under the relevant statute.

  (i) References to "General Partner" herein shall be deemed to include any successor general partner of the Investment Partnerships.

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                                  ARTICLE II.
                             INVESTMENT PARTNERSHIPS

SECTION 2.01 FORMATION OF INVESTMENT PARTNERSHIPS.

      The parties hereto shall form one or more limited partnerships (the first of which shall be referred to herein as the "Initial Investment Partnership," the second of which shall be referred to herein as the "Successor Investment Partnership," and each sometimes shall be referred to herein as an "Investment Partnership") under the Delaware Revised Uniform Limited Partnership Act, as amended, for the purpose of investing in certain investments as hereinafter defined. If the Formation Partners do not agree to form the Successor Investment Partnership within thirty (30) calendar days after the Initial Investment Partnership has become Fully Invested, then either of the Formation Partners may immediately elect to terminate this Agreement, subject to the survival provisions as set forth in Section 10.12. The Successor Investment Partnership shall not be formed until after the Initial Investment Partnership has become Fully Invested, unless otherwise agreed to by the Formation Partners.

SECTION 2.02 INVESTMENT OBJECTIVE; TARGET INVESTMENTS.

   (a) It shall be the objective of each of the Investment Partnerships to utilize leverage prudently in an effort to achieve optimal returns on its investments. Crescent Capital shall cause the General Partner to seek to mitigate the Investment Partnerships' exposure to credit risk through prudent underwriting practices and by diversifying the Target Investments by property type, borrower and geographic region. In addition, Crescent Capital shall cause the General Partner to seek to mitigate the Investment Partnerships' exposure to interest rate risk by attempting to match the Investment Partnerships' assets and liabilities or otherwise hedge such risk where and to the extent practicable taking into consideration, among other things, costs and desired returns.

   (b) The Investment Partnerships shall target investments consisting of B-notes, first mortgages (excluding residential), subordinated notes, mezzanine loans and bridge loans, or participations thereof, other than notes or other loans related to Crescent-owned assets and healthcare facilities (the "Target Investments"). Target Investments shall specifically exclude preferred equity, bonds and securities offered pursuant to Rule 144A under the Securities Act of 1933, as amended. Each of the Target Investments shall have (i) a minimum dollar value of Ten Million Dollars ($10,000,000), (ii) a maximum dollar value of Fifty Million Dollars ($50,000,000), (iii) a Loan to Value Ratio that is less than or equal to eighty percent (80%), and (iv) a term of not more than five (5) years, including extensions. Target Investments shall constitute "real estate assets," within the meaning of Section 856(c)(5)(B) of the Internal Revenue Code of 1986, as amended. The Investment Partnerships may, from time to time, acquire assets that do not constitute Target Investments.

   (c) Target Investments may be collateralized by office, hotel, retail, multi-family, industrial and residential properties, as well as unimproved land. Each Target Investment shall have a targeted internal rate of return of at least [CONFIDENTIAL MATERIAL REDACTED

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AND FILED SEPARATELY WITH THE COMMISSION] for the term of the investment
(including extensions), which return shall be calculated by including the amount of the origination fee associated with such investment and the management fee payable by the Investment Partnership (the "Target IRR"). In addition, the minimum Debt Service Coverage Ratio for each Target Investment shall be 1.10. The Advance Leverage Ratio shall not exceed seventy-five percent (75%) for any Target Investment.

SECTION 2.03 CAPITAL COMMITMENTS TO THE INVESTMENT PARTNERSHIPS.

      Except as otherwise provided in this Section 2.03, the maximum Capital Commitment to each Investment Partnership shall be One Hundred Million Dollars ($100,000,000). Capstead and Crescent Capital shall have Capital Commitments of Seventy-five Million Dollars ($75,000,000) and Twenty-five Million Dollars ($25,000,000), respectively, to the Initial Investment Partnership. The General Partner shall make no Capital Contribution to the Investment Partnerships.

      Capstead and Crescent Capital shall have Capital Commitments of Seventy-five Million Dollars ($75,000,000) and Twenty-five Million Dollars ($25,000,000), respectively, to the Successor Investment Partnership; provided, that this Agreement has not terminated pursuant to Section 7.01.

      Crescent may, at its option, cause the Successor Investment Partnership to admit an additional equity investor (an "Additional Investor") whose Capital Commitment shall not exceed One Hundred Fifty Million Dollars ($150,000,000), in which case the maximum Capital Commitment to the Successor Investment Partnership may be increased to Two Hundred Fifty Million Dollars ($250,000,000). The Additional Investor shall be permitted to invest in the Successor Investment Partnership only if the admission of such investor would not be expected to delay significantly the investment of the Capital Contributions that Crescent Capital and Capstead have committed to make to the Successor Investment Partnership during its Investment Period. Capstead shall have the right to opt out of such participation in the Successor Investment Partnership or may elect to invest in the Successor Investment Partnership on proportionally the same terms and conditions as Capstead's investment in the Initial Investment Partnership, taking into account any admission of an Additional Investor to the Successor Investment Partnership; provided, that if the Additional Investor invests in the Successor Investment Partnership on terms that Capstead reasonably believes would be more favorable economically to Capstead than the terms on which Capstead has invested or proposes to invest, Capstead shall be entitled to invest on exactly the same economic terms as the Additional Investor, taking into account their relative Capital Commitments. The Partnership Agreement of the Successor Investment Partnership shall be modified to reflect the modified structure that includes the Additional Investor and the terms on which the Additional Investor and Capstead have elected to invest.

SECTION 2.04 CAPITAL CONTRIBUTIONS.

         At any time after the Original Closing Date of an Investment Partnership, the Limited Partners in such Investment Partnership shall make Capital Contributions from time to time on the date specified by the General Partner in a written notice requesting the same (a "Takedown Notice"). The date specified for the payment of the requested Capital Contributions shall not be

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less than three (3) Business Days after the Takedown Notice is deemed delivered as required by the applicable Partnership Agreement. Capital Contributions shall be requested from all Limited Partners on the basis of their relative Capital Commitments. The Limited Partners' Capital Contributions shall be payable in cash; provided, however, that Crescent Capital may pay its Capital Contributions in cash or with property that meets the criteria for Target Investments. Any such property shall be valued at Crescent Capital's adjusted cost (to be defined in the Partnership Agreements) for purposes of determining the value of Crescent Capital's Capital Contributions. To the extent that Capital Contributions (excluding Additional Capital Contributions) are not used to acquire investments within forty-five (45) calendar days of the payment date specified in the Takedown Notice calling for such Capital Contributions, Crescent Capital shall cause the General Partner to cause the Investment Partnership to return to the Limited Partners the amount of the unused Capital Contributions (the "Unused Capital Contributions"), which amounts shall (as of the date such return of Unused Capital Contributions is made) be deemed to reduce the amount of Capital Contributions made by such Limited Partners and correspondingly increase the amounts of such Limited Partners' unpaid Capital Commitments.

SECTION 2.05 ADDITIONAL FUNDING FOR INVESTMENT PARTNERSHIPS.

      If at any time or from time to time after all Capital Commitments to an Investment Partnership have been called and paid, the General Partner determines that such Investment Partnership requires additional capital to satisfy the obligations of the Investment Partnership to third parties, the General Partner may request Additional Capital Contributions from the Limited Partners. Any Additional Capital Contributions shall be called on a pro rata basis, based upon the Limited Partners' total Capital Contributions to the Investment Partnership as of the date on which the Additional Capital Contributions are requested by the General Partner. In the event that a Limited Partner notifies the General Partner in writing that it declines to make an Additional Capital Contribution (the "Declined Additional Capital Contribution"), Crescent Capital shall cause the General Partner to send a written notice to any contributing Limited Partner informing such Limited Partner of its right to make (i) a further Additional Capital Contribution in an amount equal to the amount of the Declined Additional Capital Contribution, or (ii) a loan to the Investment Partnership in the amount of such Declined Additional Capital Contribution. To the extent that the Limited Partner makes a further Additional Capital Contribution pursuant to the immediately preceding sentence (and the other Limited Partner declines to make an Additional Capital Contribution), the contributing Limited Partner's Percentage Interest shall be increased and the Percentage Interest of the declining Limited Partner shall be proportionately decreased as provided in the applicable Partnership Agreement. In addition, the General Partner shall be permitted, but shall not be obligated, to make one or more loans to any Investment Partnership if the General Partner determines that the Investment partnership requires capital and both Limited Partners have declined to make Additional Capital Contributions. Any loan made by a Limited Partner to an Investment Partnership shall accrue interest at the Prime Rate plus five percent (5%) per annum and shall be made on such other terms as shall be agreed at such time.

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SECTION 2.06 DEFAULT IN PAYMENT OF CAPITAL CONTRIBUTIONS.

      Upon any Limited Partner's failure to make any installment of its Capital Commitment or Additional Capital Contributions when due, such installment shall bear interest at the Prime Rate plus five percent (5%) per annum from the date on which such installment was due up to the date of actual payment, and in addition, such Limited Partner shall be liable for any costs incurred by the Investment Partnership or the General Partner in collecting or attempting to collect such late payment. Each Limited Partner shall grant each Investment Partnership in which it owns a Partnership Interest a security interest in such Partnership Interest to secure the payment of amounts owed by such Limited Partner to the Investment Partnership.

SECTION 2.07 INVESTMENT PERIOD.

      The investment period for any Investment Partnership shall commence with the closing of the Investment Partnership's initial investment and end on the second anniversary thereof (the "Investment Period"); provided, however, that in any event the Investment Period shall commence no later than sixty (60) calendar days after the date on which the certificate of limited partnership for such Investment Partnership is filed with the Secretary of State of the State of Delaware and; provided further that the Investment Period shall end eighteen months following the closing of the Investment Partnership's initial investment if all of the Capital Commitments to the Investment Partnership shall have been paid as of such date and the Investment Partnership is Fully Invested. The Investment Period for any Investment Partnership may be extended upon the mutual agreement of the Formation Partners. In the event an Investment Partnership is not Fully Invested upon the termination of the Investment Period (as the same may be extended by the Formation Partners), the Limited Partners' unpaid Capital Commitments shall terminate as of the end of the Investment Period and the Formation Partners shall then elect to invest in the Successor Investment Partnership or terminate this Agreement. Following the termination of the Investment Period, no further investments or reinvestments shall be made by the Investment Partnership, unless otherwise agreed to by the Formation Partners.

SECTION 2.08 REINVESTMENTS AND THE REINVESTMENT PERIOD.

      The reinvestment period for any Investment Partnership shall commence with the closing of the Investment Partnership's initial investment and end eighteen
(18) months thereafter (the "Reinvestment Period"). During the Reinvestment Period, any amounts received from the repayment of an investment shall be reinvested; provided, however, that any such reinvestment shall be made after the repayment of all related debt and shall be made or otherwise committed to be made within ninety (90) calendar days following receipt of any repayment, otherwise such repayment shall be returned to the Limited Partners, pro rata, in accordance with their respective Percentage Interests. Notwithstanding the return of any repayment to the Limited Partners in an Investment Partnership, that Investment Partnership shall remain obligated to reinvest any such amount during the remaining Investment Period. During the remaining Investment Period, repayment amounts that have been distributed to the Partners in an Investment Partnership shall be added back to any Limited Partner's unpaid Capital Commitment and the Investment Partnership shall not be deemed to be Fully Invested until such time as all such repayments are reinvested, except where the Advisory Committee determines that there are no further feasible opportunities for the applicable Investment Partnership to invest in Target Investments.

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SECTION 2.09 TERM OF THE INVESTMENT PARTNERSHIPS.

      Each Investment Partnership shall terminate on the seventh (7th) anniversary of the closing of such Investment Partnership's initial investment, which date may be extended by the General Partner for up to two (2) consecutive one (1)-year periods.

                                  ARTICLE III.
                        INVESTMENT PARTNERSHIP ECONOMICS

SECTION 3.01 DISTRIBUTIONS.

      Crescent Capital shall cause the General Partner of each of the Investment Partnerships to distribute Net Cash Flow to the Limited Partners within fifteen
(15) calendar days following the end of any calendar month. The Net Cash Flow of the Initial Investment Partnership shall be distributed in the following order of priority. All distributions shall be made on a cumulative basis, taking into account any and all previous distributions.

  (a) First, one hundred percent (100%) to Crescent Capital and Capstead, pro rata, based upon their relative Percentage Interests, until Capstead has achieved an internal rate of return equal to [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION];

  (b) Second, [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] to Crescent Capital and [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] to Capstead until Capstead has received an internal rate of return equal to [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION];

  (c) Thereafter, [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] to Crescent Capital and [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] to Capstead.

      Any proceeds from the repayment of investments or from any other source that are not reinvested shall be distributed in accordance with the distribution provisions set forth in subsections (a) through (c) above.

      The Net Cash Flow of the Successor Investment Partnership shall be distributed in accordance with the provisions set forth in this Section 3.01, unless Crescent has exercised its option to admit an Additional Investor pursuant to Section 2.03, whereby the distributions shall be modified to reflect the structure that includes the Additional Investor and the terms on which the Additional Investor and Capstead have elected to invest.

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SECTION 3.02 INTENTIONALLY LEFT BLANK.

SECTION 3.03 MANAGEMENT FEES.

      Each Investment Partnership shall pay the Minimum Monthly Management Fee to the General Partner. Each Investment Partnership also shall pay to the General Partner an additional monthly management fee, which amount shall be calculated by multiplying the cumulative weighted average daily Capital Contributions (calculated consistently with a 30/360 convention) made to such Investment Partnership by an annualized rate of [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] basis points, and subtracting therefrom cumulative amounts previously paid to the General Partner in respect of its services (including previous cumulative payments of the Minimum Monthly Management Fee and the additional monthly management fee paid during such previous twelve (12) month period). The Minimum Monthly Management Fee and the additional monthly management fee shall accrue daily and shall be paid to the General Partner as provided in the Partnership Agreements.

SECTION 3.04 INVESTMENT PARTNERSHIP COSTS.

      Each Investment Partnership shall bear its own funding, administrative and transaction costs; provided, that in the event Crescent or Capstead invests in an asset or entity along with an Investment Partnership, all expenses associated with the investment shall be allocated between Crescent or Capstead and the Investment Partnership on a pro rata basis, based upon the relative amounts invested by Crescent or Capstead and the Investment Partnership in such investment. The General Partner shall prepare, for unanimous approval by the Advisory Committee, an annual budget for each Investment Partnership's administrative expenses, which shall include the annual management fee, franchise taxes and third-party payments for audit, tax preparation, non-transaction-related legal fees and investor reporting expenses. Transaction costs shall include third-party payments for legal, due diligence and other costs, including the General Partner's out-of-pocket travel and other expenses. The General Partner's out of pocket travel expenses shall not exceed $7,500 per transaction, unless approved unanimously by the Advisory Committee.

      Crescent and Capstead shall each bear its own costs in connection with the negotiation and drafting of this Agreement and the Partnership Agreement for the Initial Investment Partnership. The Successor Investment Partnership shall bear the costs associated with structuring and negotiating the terms of an investment therein and drafting the Partnership Agreement for the Successor Investment Partnership.

                                  ARTICLE IV.
           RESPONSIBILITIES OF GENERAL PARTNER AND ADVISORY COMMITTEE

SECTION 4.01 RESPONSIBILITIES OF THE GENERAL PARTNER.

      Except as otherwise expressly provided in any Partnership Agreement, the General Partner shall be vested with the full, exclusive and complete right, power and discretion to operate, manage and control the affairs of the Investment Partnerships and to make all decisions affecting the affairs of the Investment Partnerships. Among other matters, the General Partner shall be responsible for (i) identifying investment opportunities for the Investment Partnerships, (ii) making recommendations regarding prospective investments and divestitures by the

Investment Partnerships and providing underwriting and other documentation with respect thereto, (iii) managing the Investment Partnerships' portfolio of investments, (iv) identifying, negotiating and entering into authorized financing and hedging arrangements on behalf of the Investment Partnerships, (v) entering into authorized transactions and agreements on behalf of the Investment Partnerships, and (vi) overseeing the general administration of the Investment Partnerships. The General Partner shall have the authority to delegate any or all of its duties under this Section 4.01 to any of its Affiliates, without the consent of any other Partner.

SECTION 4.02 ADVISORY COMMITTEE.

      Each of the Formation Partners shall appoint two Persons to act as an advisory committee (the "Advisory Committee") to oversee the operations of each of the Investment Partnerships. Except as otherwise expressly provided in this Agreement and the Partnership Agreements, the Advisory Committee shall have no power to vote, approve, disapprove or otherwise influence the management of the Investment Partnerships.

      Members of the Advisory Committee shall be entitled to receive on at least a monthly basis information regarding the investments and operations of the Investment Partnerships and shall meet at least once every three (3) months to discuss matters relating to the Investment Partnerships. The times and locations of such meetings shall be determined by the members of the Advisory Committee in their sole discretion. The Advisory Committee also shall hold special meetings as required to consider Major Decisions in a timely manner. Members of the Advisory Committee shall consult with and receive voting instructions from the Partners they represent prior to making any Major Decision and shall notify the General Partner, who shall then notify the Partners, in writing of actions taken by the Advisory Committee within two (2) Business Days after any such action has been taken.

      The Partnership Agreements may set forth processes and procedures, as necessary, for the operation of the Advisory Committee.

SECTION 4.03 MAJOR DECISIONS.

      The following major decisions relating to an Investment Partnership shall require the unanimous approval of the Advisory Committee before becoming effective: (i) the bifurcation of investments, (ii) the sale or other disposition of investments, (iii) the conversion of an Investment Partnership into a different legal form, including, but not limited to, a real estate investment trust, (iv) the incurrence of indebtedness or hedging arrangements and the terms thereof, (v) the approval of each annual budget of the Investment Partnership, (vi) the engagement or replacement of the Investment Partnership's audit firm, (vii) the sale or other Transfer by Crescent or Capstead of any portion of its interest in the Investment Partnership to an entity that is not its Affiliate (other than in connection with a Change in Control), (viii) the sale, merger or other business combination of the Investment Partnership and
(ix) the replacement of the General Partner. Prior to approving or declining to approve any of the aforementioned actions, the Advisory Committee shall be provided (i) any material information that is in the possession of or reasonably attainable by the General Partner and that would assist the Advisory Committee in rendering a decision in respect of such action and (ii) a recommendation from the General Partner regarding such action. The Advisory Committee shall notify the General Partner of the approval or disapproval of any action within five (5) Business Days of the Advisory Committee's receipt of the General Partner's recommendation.

SECTION 4.04 BREACH BY THE GENERAL PARTNER; REMOVAL OF THE GENERAL PARTNER FOR BREACH.

      The General Partner shall be in breach of its obligations to an Investment Partnership upon a final determination by a court of competent jurisdiction or an admission by the General Partner that it has (i) committed a material breach of this Agreement or the Partnership Agreement of the Investment Partnership,
(ii) engaged in willful misconduct, (iii) acted in bad faith, (iv) beached its fiduciary duty to the Partners in the Investment Partnership, or (v) managed the Investment Partnership in a grossly negligent manner. In the event a court determines that any such breach can be remedied, or if the Formation Partners otherwise mutually agree upon a remedy, the General Partner shall have a reasonable period (to be agreed by the Formation Partners) in which to cure such breach. In the event a court determines that a breach cannot be remedied, or if the General Partner fails to cure the breach within the agreed-upon time period or a time period established by the court, the Advisory Committee shall remove the General Partner and elect a replacement General Partner by unanimous consent.

SECTION 4.05 REMOVAL OF THE GENERAL PARTNER FOR OTHER THAN BREACH.

      In the event the General Partner and/or its Affiliates cease to own and control at least fifty-one percent (51%) of the Partnership Interest in an Investment Partnership that was initially issued to the General Partner and/or its Affiliates, the General Partner shall be removed and the Capstead Advisory Committee members shall elect a replacement General Partner, unless the Capstead Advisory Committee members elect to waive such removal right.

                                   ARTICLE V.
                          TRANSACTION APPROVAL PROCESS

SECTION 5.01 INVESTMENT PARTNERSHIP OPPORTUNITIES.

      Except as otherwise provided in Section 5.04 hereof, neither the General Partner nor Capstead shall pursue a Target Investment unless such Target Investment is first offered to the Investment Partnerships and the Investment Partnerships determine not to pursue such investment. Such opportunities shall be presented pursuant to Sections 5.02 and 5.03 hereof.

      Crescent and Capstead hereby agree that, throughout the term of this Agreement, each Limited Partner shall be entitled to invest in and maintain for its own account or jointly with other Persons, and without restriction, an active portfolio of B-notes, first mortgages, subordinated notes, mezzanine loans and bridge loans, or participations thereof, that have a loan to value ratio in excess of eighty percent (80%). Crescent and Capstead further agree that, from time to time each Limited Partner shall be entitled to, but shall have no obligation to, offer to the Investment Partnerships opportunities to invest, or participate, in assets with a loan to value ratio in excess of eighty percent (80%).

SECTION 5.02 APPROVAL PROCESS FOR INVESTMENTS.

   (a) Investments Proposed by the General Partner. Before an Investment Partnership shall be permitted to acquire an investment that is proposed by the General Partner, Crescent Capital shall cause the General Partner to submit a written proposal to Capstead recommending the acquisition of the investment by the Investment Partnership. Crescent Capital shall cause the General Partner to provide Capstead such documentation relating to the proposed investment as Capstead shall reasonably request. With respect to investments by the Investment Partnerships in Target Investments, the General Partner shall be permitted to submit a recommendation to Capstead for its approval prior to obtaining the approval of the General Partner's investment committee (or other Persons authorized by the General Partner to approve its investment decisions). Such written recommendation shall evidence the approval of the Target Investment by at least two members of the General Partner's investment committee, as such individuals may be identified from time-to-time. Within three (3) Business Days following receipt from the General Partner of its written recommendation to acquire a Target Investment, Capstead shall notify the General Partner in writing of its decision to accept or reject such recommendation. If Capstead does not approve the recommended investment, Crescent and its Affiliates shall have the right to acquire the investment for its own account, or jointly with another Person on terms not materially different from those presented to the Investment Partnership. If Capstead notifies Crescent in writing of its approval of a recommended Target Investment, Crescent shall have five (5) Business Days following such notification from Capstead to submit and receive all necessary approvals from Crescent for the Investment Partnership to proceed with such investment.

      With respect to the recommendation of investments that are not Target Investments, Crescent Capital shall cause the General Partner to provide Capstead formal notice that such investment has been approved by the General Partner's investment committee (or other Persons authorized by the General Partner to approve its investment decisions) at the time that the General Partner makes a written recommendation in favor of the investment. Within five
(5) Business Days following receipt from the General Partner of such written recommendation and notice of approval, Capstead's designees to the Advisory Committee shall notify the General Partner in writing of the decision to accept or reject such recommendation. If the Capstead designees do not approve the investment, Crescent and its Affiliates shall have the right to acquire the investment for its own account or jointly with another Person on terms not materially different from those presented to the Investment Partnership.

      The parties hereto agree that, with respect to an investment to be acquired by Crescent or its Affiliates, an increase in the Target IRR in an amount that is less than four percent (4%) shall not be deemed a material difference in the terms of the proposed acquisition.

      Any failure by the Capstead designees to provide notice in the time period provided herein shall be deemed to indicate such designee's rejection of the proposed investment, after which Crescent or its Affiliates may individually pursue such proposed investment without recourse under this Agreement.

   (b) Investments Proposed by Capstead. Before an Investment Partnership shall be permitted to acquire an investment that is proposed by Capstead, Capstead shall submit a written proposal to the General Partner recommending the acquisition of the investment by the Investment Partnership. Capstead shall provide the General Partner such documentation relating to the proposed investment as the General Partner shall reasonably request. Within three (3) Business Days following receipt from Capstead of its written recommendation to acquire a Target Investment, Crescent Capital shall cause the General Partner to notify Capstead in writing of its decision to accept or reject such recommendation. If the General Partner does not approve the recommended investment, Capstead and its Affiliates shall have the right to acquire the investment for its own account, or jointly with another Person, on terms not materially different from those presented to the Investment Partnership.

      With respect to the recommendation of investments that are not Target Investments, Capstead shall provide the General Partner formal notice that such investment has been approved by Capstead's investment committee (or other Persons authorized by Capstead to approve its investment decisions) at the time that Capstead makes a written recommendation in favor of the investment. Within five (5) Business Days following receipt from Capstead of such written recommendation and the notice of approval, Crescent Capital shall cause the General Partner to notify Capstead in writing of its decision to accept or reject such recommendation. If the General Partner does not approve the investment, Capstead and its Affiliates shall be entitled to acquire the investment for its own account or with another Person on terms not materially different from those presented to the Investment Partnership.

      The parties hereto agree that, with respect to an investment to be acquired by Capstead or its Affiliates, an increase in the Target IRR in an amount that is less than four percent (4%) shall not be deemed a material difference in the terms of the proposed acquisition.

      Any failure by Crescent to provide notice of its decision to accept or reject a recommendation in the time period provided herein shall be deemed to indicate Crescent's designee's rejection of the proposed investment, after which Capstead or its Affiliates may individually pursue such proposed investment without recourse under this Agreement.

      No Partner other than the General Partner or Capstead shall be permitted to propose investments to be made by any Investment Partnership.

SECTION 5.03 CAPSTEAD'S VETO RIGHT.

      In connection with the approval process set forth in Section 5.02, Capstead shall have the right to reject any investments proposed by the General Partner, as such right may be limited below (the "Capstead Veto Right"). In the event that Capstead exercises the Capstead Veto Right [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] times during any consecutive twelve (12)-month period with respect to Target Investments, Crescent GP shall have the immediate right to terminate this Agreement and Crescent shall have no further obligation to offer Target Investments to the Investment Partnerships. Capstead's veto of an investment that is not a Target Investment, or of an in-kind contribution (other than cash or cash equivalents) to any Investment Partnership, shall not be considered in connection with any limitation set forth in this Section 5.03. Capstead shall notify the General Partner of the exercise of the Capstead Veto Right within the time period set forth in Section 5.02.

SECTION 5.04 CAPSTEAD'S UNILATERAL RIGHT TO FORECLOSE ON CERTAIN INVESTMENTS.

      Capstead shall have the unilateral right to foreclose on any investment held by an Investment Partnership (excluding any investment that is secured by the equity interest in any Person) that is in default under the terms of a mortgage, deed of trust or similar instrument where real property secures the indebtedness to which the investment is subject (each, a "Mortgage"). The "unilateral right to foreclose," as referenced herein shall mean, with respect to a defaulted investment that is subject to a Mortgage, the right to (i) make the sole determination to commence foreclosure proceedings, (ii) establish the bid price upon foreclosure on the investment and (iii) make the sole determination as to the disposition of any third party disputes related to the foreclosure. Upon commencement of foreclosure, Crescent Capital shall cause the General Partner to assume all other ministerial and procedural rights and duties related to the foreclosure proceedings. For purposes of determining whether a unilateral right to foreclose exists, an investment shall be in default if one or more scheduled payments on the Mortgage to which such investment is subject is not paid within thirty (30) days after the date on which such payment is due and such nonpayment shall have not been cured prior to the time that notice of commencement of foreclosure is given by the General Partner.

      At any time after an investment goes into default, either Crescent or Capstead may submit an offer to purchase the defaulted investment from the Investment Partnership at a price and on the terms specified by the offering Partner (which price shall include the amount necessary to repay indebtedness relating to the defaulted investment being purchased) and the non-offering Partner shall have the right to authorize the General Partner to accept such offer on behalf of the Partnership or the non-offering Partner may submit an offer to purchase the defaulted investment from the Partnership at the price and on the terms offered by the offering Partner, which offer Crescent Capital shall be required to cause the General Partner to accept. Either Crescent or Capstead shall have the right to consummate the purchase of the defaulted investment as set forth herein prior to the consummation of the foreclosure on such investment; provided, however, that any such purchase shall be conditioned upon the purchasing Partner's satisfaction of the Investment Partnership's outstanding indebtedness relating to the defaulted investment. The purchase price of any defaulted investment shall be paid to the Partnership by the purchasing Partner in cash upon the consummation of the closing of the purchase, which closing shall occur on such date as shall be determined by the General Partner and the purchasing Partner.

SECTION 5.05 FORMATION PARTNERS' RIGHT TO INVEST IN SAME ENTITIES AS INVESTMENT PARTNERSHIPS.

      Capstead and Crescent hereby acknowledge and agree that, subject to the right of first offer set forth in Section 5.01 of this Agreement, each Formation Partner shall have the right to acquire the debt securities of any entity in which an Investment Partnership invests, where appropriate opportunities exist and such investment would not be detrimental to the interests of any Investment Partnership. In the event any Formation Partner and an Investment Partnership acquire debt securities in the same transaction, all expenses associated with the acquisition shall be allocated between the Formation Partner and the Investment Partnership on a pro rata basis, based upon the relative amounts of securities purchased by the Formation Partner and the Investment Partnership.

                                  ARTICLE VI.
                               TRANSFER PROVISIONS

SECTION 6.01 RESTRICTIONS ON TRANSFER OF PARTNERSHIP INTERESTS.

      Except as otherwise provided herein, no Partner may Transfer all or any portion of its Partnership Interest without the prior unanimous written consent of the Advisory Committee. Notwithstanding the foregoing, each Partner shall be permitted to Transfer all or any portion of its Partnership Interest to an Affiliate of such Partner. In addition, any Formation Partner shall be entitled to Transfer all or any portion of its Partnership Interest to the other Formation Partner. A Change in Control of a Formation Partner shall not be deemed a Transfer for purposes of this Agreement.

SECTION 6.02 BUY-SELL RIGHTS - UNRESOLVED DEADLOCK.

      If there is an Unresolved Deadlock, either Formation Partner (the "Exercising Partner") may exercise a buy-sell right by delivering to the other Formation Partner (the "Non-Exercising Partner") a written notice (the "Notice of Buy-Sell"), which shall state (a) the price at which the Exercising Partner is willing to sell its Partnership Interest (the "Buy-Sell Price") and (b) the other terms on which the Exercising Partner is willing to sell its Partnership Interest (the "Buy-Sell Terms"). Upon receipt of the Notice of Buy-Sell, the Non-Exercising Partner shall have the right, in its sole discretion and at such Non-Exercising Partner's option, to either (a) purchase the Exercising Partner's Partnership Interest at the Buy-Sell Price and on the Buy-Sell Terms or (b) sell to the Exercising Partner the Non-Exercising Partner's Partnership Interest at the Buy-Sell Price and on the Buy-Sell Terms, as adjusted to reflect any differences in relative distribution rights. The Non-Exercising Partner shall deliver to the Exercising Partner within fifteen (15) Business Days after receipt of the Notice of Buy-Sell (the "Election Period"), a written notice of its election to either purchase the Exercising Partner's Partnership Interest or to sell to the Exercising Partner the Non-Exercising Partner's Partnership Interest (the "Buy-Sell Election"). The purchase or sale of such Partnership Interest shall be consummated no later than thirty (30) Business Days after receipt by the Exercising Partner of the Buy-Sell Election. Settlement of a sale pursuant to this Section 6.02 shall be in cash, to the extent that settlement terms are not otherwise specified in the Buy-Sell Terms. If the Non-Exercising Partner fails to deliver a Buy-Sell Election to the Exercising Partner within the Election Period, the Non-Exercising Partner shall be deemed to have given notice of its election to sell all of its Partnership Interest to the Exercising Partner pursuant to the provisions hereof. If the purchase or sale of such Partnership Interest is (without breach by the selling Partner) not consummated as provided herein, the action as to which the Unresolved Deadlock relates shall be deemed to have been approved if the Partner required to sell its Partnership Interest pursuant hereto had voted to approve such action, and shall be deemed to have been disapproved if such selling Partner had voted to disapprove such action, and in such case, the Unresolved Deadlock will be resolved in favor of the Partner required to sell its Partnership Interest and the Investment Partnership shall continue without interruption.

SECTION 6.03 RIGHT OF FIRST REFUSAL - TRIGGER EVENT.

   (a) In the event that any Formation Partner has a binding, written offer from any Person to acquire all or a portion of such Formation Partner's Partnership Interest in connection with the occurrence of a Trigger Event and a determination by such Formation Partner that a sale of all or a portion of its Partnership Interest is necessary or advisable under the circumstances (a "Proposed Transfer"), such Formation Partner (the "Selling Partner") shall deliver to the Investment Partnership and the other Formation Partner (the "Non-Selling Partner") written notice of the material terms of such Proposed Transfer, including the proposed purchaser thereof, the amount, nature and payment schedule of the consideration to be received, the conditions, if any, associated therewith and any other material terms of such offer (an "Offer Notice"). The Offer Notice shall constitute an irrevocable offer by the Selling Partner to sell its Partnership Interest (or portion thereof) on the terms of the Proposed Transfer to the Non-Selling Partner (the "Right of First Refusal"), except that a purchaser under this Section 6.03 shall have the right to pay cash in an amount equal to the Fair Market Value of any Non-Cash Consideration (as hereafter defined).

   (b) During the Offer Period, the Non-Selling Partner may elect to purchase all, but not less than all of the Partnership Interest that is the subject of the Proposed Transfer by delivering written notice of such election (an "Election Notice") to the Investment Partnership and the Selling Partner prior to the expiration of the Offer Period. The failure by the Non-Selling Partner to deliver an Election Notice during the Offer Period shall be deemed to be an election by such Partner not to purchase the Partnership Interest subject to the Proposed Transfer.

   (c) If the Non-Selling Partner does not elect to purchase all of the Partnership Interest (or portion thereof) that is the subject of the Proposed Transfer, the Selling Partner may Transfer to the purchaser named in the Offer Notice (the "Third Party Purchaser") all (but not less than all) of the Partnership Interest (or portion thereof) that is the subject of the Proposed Transfer on terms and conditions that are not materially different from those set forth in the Offer Notice; provided, however, that if the Selling Partner has not consummated the Transfer of such Partnership Interest within ninety (90) calendar days following the end of the Offer Period (subject to extension in accordance with Section 6.03(f)), all of the restrictions on Transfer contained in this Agreement shall again be in effect with respect to such Partnership Interest. For purposes of this Section 6.03, a five percent (5%) reduction in the price at which a Percentage Interest will be sold shall not be deemed a material difference in the terms of the Proposed Transfer.

   (d) If the consideration for the sale of a Partnership Interest pursuant to this Right of First Refusal is cash consideration, the purchase price to be paid by the Non-Selling Partner shall be equal to the total consideration set forth in the Offer Notice. If the consideration for the Proposed Transfer consists of consideration that is other than cash consideration payable in immediately available funds at the closing thereunder ("Non-Cash Consideration") or consists of a combination of cash consideration and Non-Cash Consideration, the purchase price shall be payable in cash in an amount equal to the sum of (i) the total of the cash consideration, if any, and (ii) the Fair Market Value of the Non-Cash Consideration as determined in accordance with Section 6.03(f) hereof.

   (e) The purchase and sale of all or any portion of a Formation Partner's Partnership Interest pursuant to this Right of First Refusal shall be consummated at a closing that shall occur at the principal business office of the Investment Partnership within twenty (20) Business Days following the expiration of the Offer Period (subject to extension in accordance with Section 6.03(f)), or at such other place or time as may be mutually acceptable to the parties. At such closing, the Selling Partner shall Transfer the Partnership Interest being purchased, free and clear of all liens, claims, encumbrances (other than as a result of this Agreement or the relevant Partnership Agreement) and defects in title and duly endorsed for Transfer to the appropriate purchaser and, in exchange therefor, the purchaser of such Partnership Interest shall pay the purchase price at such closing by bank wire transfer of immediately available funds to a bank account designated in writing by the Selling Partner at least three Business Days prior to such closing.

   (f) In the event that a determination of the fair market value of Non-Cash Consideration is required pursuant to the Right of First Refusal, the Selling Partner shall specify in the applicable Offer Notice its good faith estimate of the fair market value of any Non-Cash Consideration to be paid in connection with the Proposed Transfer. If the Formation Partners are in agreement on the estimated fair market value of such Non-Cash Consideration, the estimate shall be deemed to be the Fair Market Value (the "Fair Market Value") thereof for purposes of this Agreement. If the Formation Partners do not agree on the estimated fair market value, the Formation Partners shall for a period of five
(5) Business Days negotiate with each other for the purpose of determining the fair market value of the Non-Cash Consideration that is acceptable to each of them. If the Formation Partners are unable to agree on a fair market value during such five (5)-day negotiation period and there is a variance of ten percent (10%) or less in the estimates of the fair market value prior to the commencement of such five (5)-day negotiation period, the average of such estimates shall be the Fair Market Value of such Non-Cash Consideration and shall be final and binding on the Partners. If there is a variance of more than ten percent (10%) in such estimates, then the Formation Partners shall within twenty (20) Business Days after the date of the Offer Notice submit their respective estimates, together with all supporting data upon which such estimates were based, to a mutually agreeable arbitrator; provided that if they cannot agree upon a mutually agreeable arbitrator within twenty (20) calendar days after the date of the Offer Notice they shall each select one arbitrator with recognized standing and experience and who is a member of the American Arbitration Association and those two arbitrators shall select a third such arbitrator and such third arbitrator acting alone shall determine such arbitrator's estimate of the fair market value of the Non-Cash Consideration and shall select from the estimates presented by the Formation Partners the estimate that is closest to such arbitrator's estimate, and such selected estimate shall be the Fair Market Value of the Non-Cash Compensation. The foregoing arbitration proceedings, including any discovery and any hearings, shall be conducted in accordance with the rules of the American Arbitration Association then in effect, and the Formation Partners shall cooperate fully in promptly furnishing any relevant information requested by the arbitrator. If a party fails to timely select an arbitrator as provided herein, the other party's estimate shall be deemed to be the Fair Market Value of the Non-Cash Consideration. If the two selected arbitrators cannot agree upon a third arbitrator, the third shall be selected in accordance with the rules of the American Arbitration Association. The determination of Fair Market Value pursuant to this Section 6.03(f) shall be final and binding on the Partners and may be enforced by a court of competent jurisdiction. The cost of the arbitrators and the arbitration proceeding shall be paid by the party whose estimate was not selected. The time period for any closing pursuant to this
Section 6.03 shall be extended by the number of Business Days required to establish the Fair Market Value of any Non-Cash Consideration pursuant to this
Section 6.03(f). The General Partner shall keep the Non-Selling Partner reasonably informed of the status of the determination of such Fair Market Value.

                                  ARTICLE VII.
                             TERMINATION PROVISIONS

SECTION 7.01 TERMINATION.

   (a) This Agreement and each of Crescent's and Capstead's rights and obligations hereunder shall terminate and be of no further force and effect upon the earlier to occur of (i) the fourth anniversary of the closing of the Initial Investment Partnership, (ii) the date on which the total Capital Contributions made to the Initial Investment Partnership and the Successor Investment Partnership equals Two Hundred Million Dollars ($200,000,000), or, if an Additional Investor is admitted to the Successor Investment Partnership, up to Three Hundred Fifty Million Dollars ($350,000,000), (iii) the date on which either Formation Partner delivers written notice to the other of its termination of this Agreement pursuant to Section 2.01, following the date on which Crescent and Capstead have fulfilled their respective Capital Commitments to the Initial Investment Partnership, or (iv) such other date determined by mutual agreement of the Formation Partners. For purposes of clause (ii) of this Section 7.01, amounts reinvested during the Reinvestment Period of any Investment Partnership shall not be included in the Capital Contributions made to such Investment Partnership.

   (b) In the event either of the Formation Partners (i) exercises its right to terminate this Agreement pursuant to Section 7.01(a)(iii), (ii) enters into negotiations for the acquisition of Target Investments with a different capital partner within the 6-month period following the date on which written notice of termination is given by the terminating Formation Partner to the non-terminating Formation Partner and (iii) enters into a definitive agreement for the acquisition of one or more Target Investments with such different capital partner within nine (9) months following the date such written notice of termination is given, then the non-terminating party would have the right to participate in the new venture.

   (c) In the event that, within twelve (12) months following the termination of this Agreement by Crescent GP pursuant to Section 7.01(a)(iii), Crescent conducts a public offering of interests in an investment fund or an offering of such interests under Rule 144 A under the Securities Act of 1933, as amended (a "Public Offering"), and the investment strategy of the investment fund or other investment vehicle includes, to a material extent, investments in Target Investments, then Capstead shall have the right to purchase common equity interests in such Public Offering, subject to any ownership limits that shall be determined prior to the closing of the offering.

                                 ARTICLE VIII.
                                 INDEMNIFICATION

SECTION 8.01 INDEMNIFICATION OF THE GENERAL PARTNER.

      To the fullest extent permitted by law but limited to the assets of each Investment Partnership, each Investment Partnership shall indemnify the General Partner (including the owners, officers, partners, and agents of the General Partner) (the "Indemnified Parties"), and save and hold each Indemnified Party harmless from and in respect of (i) all claims, actions, demands or threats thereof, against the Investment Partnership or such Indemnified Party that arise out of, or in any way relate to the Investment Partnership, the business of the Investment Partnership or the assets of the Investment Partnership, and any losses or damages resulting therefrom, including amounts paid in settlement or compromise of any such claim, action, demand or threat thereof, and (ii) all fees, costs, and expenses, including reasonable attorneys' fees, incurred in connection with, or resulting from, any such claim, action, demand or threat thereof; provided, however, that this indemnification shall not extend to acts of gross negligence, breach of fiduciary duty, a material, uncured breach of this Agreement or any Partnership Agreement or willful misconduct of such Indemnified Party. This indemnity is intended to apply regardless of the negligence of any Indemnified Party. The right to indemnification set forth in this Section 8.01 shall be a contract right and shall include the right of each indemnitee to be paid by the applicable Investment Partnership the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of a proceeding shall be made only upon delivery to the Investment Partnership of (i) a written affirmation of the indemnitee of his or her good faith belief that the standard of conduct necessary for indemnification by the Investment Partnership has been met, and (ii) a written undertaking by or on behalf of the indemnitee to repay all amounts so advanced if it shall ultimately be determined that the standard of conduct has not been met.

SECTION 8.02 INDEMNIFICATION OF MEMBERS OF THE ADVISORY COMMITTEE.

      Each member of the Advisory Committee shall be entitled, to the fullest extent permitted by law, to exculpation from liability and indemnification from the assets of the relevant Investment Partnership with respect to the activities of such member on the Advisory Committee, if such member's activities are carried out in good faith. To the fullest extent permitted by applicable law, no member of the Advisory Committee shall have any fiduciary duties to any Investment Partnership or any Partner, but shall be required to act in accordance with the contractual covenant of good faith and fair dealing.

                                  ARTICLE IX.
                     PARTNER REPRESENTATIONS AND WARRANTIES

SECTION 9.01 REPRESENTATIONS AND WARRANTIES.

      Each Formation Partner represents and warrants, severally and not jointly, solely on behalf of itself, to the other Partner as follows:

   (a) Organization. Such Partner is duly formed and validly existing and is qualified to do business and in good standing in the jurisdictions in which it does business.

   (b) Due Authorization; Binding Agreement. This Agreement has been duly executed and delivered by such Partner, or an authorized representative of such Partner, and constitutes a legal, valid and binding obligation of such Partner, enforceable against such Partner in accordance with the terms hereof.

   (c) Consents and Approvals. No consent, waiver, approval or authorization of, or filing, registration or qualification with, or notice to, any governmental unit or any other Person is required to be made, obtained or given by such Partner in connection with the execution, delivery and performance of this Agreement other than consents, waivers, approvals, authorizations, filings, registrations, qualifications or notices which have been obtained prior to the date hereof.

   (d) No Conflict with Other Documents or Violation of Law. The execution of this Agreement by such Partner and such Partner's performance of the transactions contemplated herein will not violate any document, instrument, agreement, stipulation, judgment, order, or any applicable federal, state or local law, ordinance or regulation to which such Partner is a party or by which such Partner is bound.

                                   ARTICLE X.
                            MISCELLANEOUS PROVISIONS

SECTION 10.01 ADDRESSES AND NOTICE.

      All notices, requests, demands and other communications hereunder to a Partner shall be in writing and shall be deemed to have been duly given if delivered by hand or if sent by certified mail, return receipt requested, properly addressed and postage prepaid, or transmitted by commercial overnight courier to the Partner at the address set forth in Exhibit A to the Partnership Agreement of the Initial Investment Partnership or at such other address as the Partner shall notify the General Partner in writing, or sent by facsimile to the facsimile number set forth in Exhibit A to the Partnership Agreement of the Initial Investment Partnership or to such other facsimile number as the Partner shall notify the General Partner in writing. Such communications shall be deemed sufficiently given, served, sent or received for all purposes at such time as delivered to the addressee (with the return receipt, facsimile confirmation or delivery receipt being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

SECTION 10.02 FURTHER ACTION.

      The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purpose of this Agreement.

SECTION 10.03 BINDING EFFECT.

      This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

SECTION 10.04 CREDITORS.

      None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of any Investment Partnership.

SECTION 10.05 WAIVER.

      No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

SECTION 10.06 NO AGENCY.

      Nothing contained herein shall be construed to constitute any Partner the agent of another Partner, except as specifically provided herein, or in any manner to limit the Partners in the carrying on of their own respective businesses or activities.

SECTION 10.07 ENTIRE UNDERSTANDING.

      This Agreement and the Partnership Agreements shall constitute the entire agreement and understanding among the Partners relating to the subject matter hereof and supersedes any prior understanding and/or written or oral agreements among them respecting the subject matter herein. In the event of any conflict between this Agreement and any Partnership Agreement, the terms of such Partnership Agreement shall govern.

SECTION 10.08 COUNTERPARTS.

      This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

SECTION 10.09 APPLICABLE LAW.

      This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

SECTION 10.10 INVALIDITY OF PROVISIONS.

      If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

SECTION 10.11 TELEGRAMS AND FACSIMILE SIGNATURES.

      A telegram, telex, cablegram or similar transmission by a Person, or a photographic, photostatic, facsimile or similar reproduction of a writing signed by a Person, shall be regarded as signed by the Person for all purposes of this Agreement.

SECTION 10.12 SURVIVAL.

      The following provisions shall survive the termination or expiration of this Agreement: Section 7.01(b) and Section 7.01(c).

      IN WITNESS WHEREOF, the parties have signed and delivered this Agreement as of the date first above written.

                                     CRESCENT:

                                     Crescent Real Estate Capital, L.P.,
                                     a Delaware limited partnership

                                     By: Crescent Real Estate Capital GP, LLC
                                         a Delaware limited liability company
                                         its general partner

                                         By: Crescent Real Estate Equities, Ltd.
                                             a Delaware corporation,
                                             its manager

                                             By: _______________________________
                                                 Name:
                                                 Title:

                                     CAPSTEAD:

                                     CMC Real Estate Capital, L.P.
                                     a Delaware limited partnership

                                     By: CMC Real Estate Capital GP, LLC
                                         its general partner

                                         By: Capstead Mortgage Corporation,
                                             its sole member

                                             By: _______________________________
                                             Andrew F. Jacobs
                                             President and Chief Executive
                                             Officer

                                                                       EXHIBIT A

                            Intentionally Left Blank

                                                                       EXHIBIT B

                      Form of Limited Partnership Agreement

                              [Begins on Next Page]

                          LIMITED PARTNERSHIP AGREEMENT

                                       OF

                              [NAME OF PARTNERSHIP]

                               DATED AS OF [DATE]

                               TABLE OF CONTENTS

                          LIMITED PARTNERSHIP AGREEMENT
                                       OF
                              [NAME OF PARTNERSHIP]

      THIS LIMITED PARTNERSHIP AGREEMENT (the "Agreement"), dated as of [DATE], is entered into by and among Crescent Redtail Management, LLC, a Delaware limited liability company ("Crescent Redtail" or the "General Partner"), Crescent Real Estate Capital, L.P., a Delaware limited partnership ("Crescent Capital," and together with Crescent Redtail, "Crescent") and CMC Real Estate Capital, L.P., a Delaware limited partnership ("Capstead").

                                   WITNESSETH

      WHEREAS, Crescent and Capstead desire to combine Crescent's real estate operating and investment experience with Capstead's capital markets and investment experience to invest jointly in high quality real estate debt that meets specified criteria;

      WHEREAS, Crescent and Capstead desire to form an investment partnership through which they will make certain investments; and

      WHEREAS, Crescent and Capstead desire to set forth their agreement regarding the terms under which they will invest in and through the investment partnership.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, agree as follows:

                                  DEFINED TERMS

      Except as otherwise herein expressly provided, the following terms and phrases shall have the meanings set forth below:

      "Act" means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time (or any corresponding provisions of succeeding law).

      "Adjusted Capital Account" means the Capital Account of a Partner, increased by such Partner's share of any "minimum gain," as defined in Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5).

      "Additional Capital Contribution" means any additional Capital Contribution to be made by the Limited Partners pursuant to Section 3.2.E hereof.

      "Adjusted Cost" means, with respect to any contributed investment, the adjusted acquisition cost of such investment as reflected on the tax books and records of the contributing Partner.

      "Advance Leverage Ratio" means, with respect to any Target Investment, the ratio of acquisition debt to the investment amount of such Target Investment.

      "Advisory Committee" means the Advisory Committee established pursuant to
Section 6.2.A hereof.

      "Affiliate" means, with respect to any Person, any Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

      "Agreement" means this Limited Partnership Agreement, as it may be amended, supplemented or restated from time to time.

      "Appraised Value" means the value assigned to collateral by the applicable lender(s) to the Partnership, or in the absence of such, a third party appraisal prepared by a nationally recognized appraisal company within the preceding four
(4) months. If the above noted indications of value are not available, a value assigned by Crescent may be used, provided however, that such investment shall not be considered a Target Investment.

      "Book Value" means the adjusted basis of an investment for federal income tax purposes; provided, however, that in the event that such investment is revalued pursuant to Regulations Section 1.704-1(b)(2)(iv)(f), Book Value means the fair market value of the property at the time that the investment is revalued, as subsequently adjusted (e.g., for depreciation or amortization) in accordance with federal income tax principles.

      "Business Day" means any day other than a Saturday, Sunday or any other day on which federal banks are authorized by law to close.

      "Buy-Sell Election" has the meaning set forth in Section 10.2 hereof.

      "Buy-Sell Price" has the meaning set forth in Section 10.2 hereof.

      "Buy-Sell Terms" has the meaning set forth in Section 10.2 hereof.

      "Capital Account" means the Capital Account maintained for a Partner in accordance with the provisions of Regulations section 1.704-1(b)(2)(iv).

      "Capital Commitment" means, with respect to any Limited Partner, the obligation to make the Capital Contributions to the Partnership that are specified in Exhibit A to this Agreement.

      "Capital Contribution" means, with respect to any Limited Partner, any cash, cash equivalents or the Adjusted Cost of any investment contributed to the Partnership by such Partner. "Capital Contribution" shall include any Additional Capital Contribution that a Limited Partner makes.

      "Capstead" means CMC Real Estate Capital, L.P., a Delaware limited partnership.

      "Certificate" means the Certificate of Limited Partnership of the Partnership filed in the Office of the Secretary of State of the State of Delaware, and as further amended from time to time in accordance with the terms hereof and the Act.

      "Change In Control" means (i) the acquisition by any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than a Formation Partner, any trustee or other fiduciary holding securities under any employee benefit plan of a Formation Partner, or any company owned, directly or indirectly, by the equity holders of a Formation Partner), directly or indirectly, of securities of a Formation Partner representing fifty percent (50%) or more of the combined voting power of a Formation Partner's then outstanding securities; (ii) the approval by the equity holders or general partner of a Formation Partner of a merger or consolidation of the Formation Partner with any other entity, other than a merger or consolidation that would result in the voting securities of a Formation Partner outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than eighty percent (80%) of the combined voting power of the voting securities of a Formation Partner or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a reorganization or recapitalization of a Formation Partner, or a similar transaction, in which no "person" acquires more than twenty percent (20%) of the combined voting power of a Formation Partner's then outstanding securities shall not constitute a Change In Control of a Formation Partner; or (iii) the approval of the equity holders or general partner of a Formation Partner of a plan of complete liquidation of a Formation Partner or an agreement for the sale or disposition by a Formation Partner of all or substantially all of the Formation Partner's assets.

      "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

      "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether by ownership of voting securities, by contract or otherwise.

      "Crescent" means Crescent Capital and Crescent Redtail.

      "Crescent Capital" means Crescent Real Estate Capital, L.P., a Delaware limited partnership.

      "Crescent Redtail" means Crescent Redtail Management, LLC, a Delaware limited liability company, the general partner of the Partnership.

      "Debt Service Coverage Ratio" means the ratio obtained by dividing (i) the sum of the underwritten measure of the net operating income of any Target Investment, subtracting or adding back, as applicable, leasing commissions, tenant improvements, interest reserves, reserves for leasing commissions, reserves for tenant improvements, reserves for capital expenditures and any guarantees of any such reserves, over the initial term of such Target Investment, by (ii) the sum of all interest payments including capitalized interest and mandatory principal payments due and payable by such Target Investment during such applicable measurement period excluding any payments due upon maturity of any indebtedness.

      "Declined Additional Capital Contribution" has the meaning set forth in
Section 3.2.E hereof.

      "Delinquent Limited Partner" has the meaning set forth in Section 3.3.A hereof.

      "Election Notice" has the meaning set forth in Section 10.3.B hereof.

      "Election Period" has the meaning set forth in Section 10.2 hereof.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Exercising Partner" has the meaning set forth in Section 10.2 hereof.

      "Fair Market Value" has the meaning set forth in Section 10.3.F hereof.

      "Formation Partner" means Crescent or Capstead. Crescent Redtail and Crescent Capital shall be treated as one consolidated entity in all matters involving the Formation Partners, with Crescent Redtail controlling all decisions and actions to be taken by Crescent in respect thereto.

      "Fully Invested" means the point at which the Partnership has invested the Partnership's maximum Capital Commitment less amounts expended or reserved for the Minimum Monthly Management Fee and other Partnership Expenses.

      "General Partner" means Crescent Redtail and includes any Person that becomes an additional or successor general partner of the Partnership pursuant to the provisions of this Agreement, each in its capacity as a general partner of the Partnership.

      "ICA" means the Investment Company Act of 1940, as it may be amended from time to time.

      "Indemnified Party" and "Indemnified Parties" have the meaning set forth in Section 6.13.A hereof.

      "Investment Period" means the period during which the Partnership is permitted to acquire new investments.

      "IRS" means the Internal Revenue Service, which administers the internal revenue laws of the United States.

      "Limited Partner" means any Person listed as a Limited Partner in Exhibit A or any Person admitted to the Partnership as a Limited Partner as provided in this Agreement, in each case, solely in such Person's capacity as a limited partner of the Partnership.

      "Liquidating Event(s)" has the meaning set forth in Section 12.1 hereof.

      "Liquidator" means the General Partner or, in the event there is no remaining General Partner, any Person selected by the Limited Partners, as set forth in Section 12.2. hereof.

      "Loan to Value Ratio" means the ratio of the unpaid principal balance of the Target Investment plus all indebtedness senior thereto, divided by the Appraised Value.

      "Major Decision" means any of the decisions set forth in Section 6.3 hereof.

      "Master Agreement" means that certain Master Agreement, dated as of May 10, 2005, by and among the parties hereto.

      "Minimum Monthly Management Fee" means the minimum monthly management fee payable by the Partnership to Crescent Redtail for Crescent Redtail's service as general partner of the Partnership. During the Investment Period, the Minimum Monthly Management Fee shall equal $___________. After the termination of the Investment Period, the Minimum Monthly Management Fee shall be reduced to $____________.

      "Mortgage" has the meaning set forth in Section 6.12.A hereof.

      "Net Cash Flow" means any excess of (i) the sum of (A) cash receipts of the Partnership during a given calendar month from all sources whatsoever (including the net cash proceeds received by the Partnership from the sale of a Partnership asset), other than Unused Capital Contributions or repayments during the Reinvestment Period, plus (B) the amount of any reduction during the applicable calendar month in Partnership reserves for anticipated expenses previously established pursuant to (ii)(C) below, over (ii) the sum of (A) all operational expenditures of the Partnership, including all financing and hedging expenses, during such related calendar month, plus (B) in the case of refinancing proceeds, the amount applied in payment or reduction of the refinanced obligation(s), plus (C) the amount of any increase during the calendar month in Partnership reserves for reasonably anticipated expenses to provide for accrued or anticipated expenses of the Partnership.

      "Non-Cash Consideration" has the meaning set forth in Section 10.3.D hereof.

      "Non-Exercising Partner" has the meaning set forth in Section 10.2 hereof.

      "Non-Selling Partner" has the meaning set forth in Section 10.3.A hereof.

      "Notice of Buy-Sell" has the meaning set forth in Section 10.2 hereof.

      "Offer Notice" has the meaning set forth in Section 10.3.A hereof.

      "Offer Period" means a period commencing upon delivery of an Offer Notice and expiring at 5:00 p.m., Fort Worth time, on the tenth (10th) Business Day following delivery of such Offer Notice; provided, however, if the Proposed Transfer involves Non-Cash Consideration, the Offer Period shall not expire until the tenth (10th) Business Day after a binding determination of the Fair Market Value of such Non-Cash Consideration has been made in accordance with
Section 10.3.F hereof.

      "Original Closing Date" means July 26, 2005.

      "Partner" means any General Partner or Limited Partner, and "Partners" refers to all of the partners in the Partnership.

      "Partnership" means the limited partnership formed hereby, as such limited partnership may from time to time be constituted.

      "Partnership Expenses" has the meaning set forth in Section 6.8 hereof.

      "Partnership Interest" means an ownership interest in the Partnership representing a Capital Contribution by a Partner and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided herein, together with all obligations of such Person to comply with the terms and provisions hereof.

      "Percentage Interest" means, with respect to any Partner, the ratio of such Partner's Capital Commitment to the total Capital Commitments of all of the Partners.

      "Person" means any individual, general partnership, limited partnership, limited liability company, corporation, trust, estate, association, nominee or other entity.

      "Prime Rate" means the prime rate reported from time to time in The Wall Street Journal under "Money Rates" as of the relevant date(s), and if more than one prime rate shall be reported therein, the average of all such rates.

      "Proposed Transfer" has the meaning set forth in Section 10.3.A hereof.

      "Reinvestment Period" means the period during which the Partnership is permitted to reinvest repayments it receives in respect of its investments.

      "Right of First Refusal" has the meaning set forth in Section 10.3.A hereof.

      "Regulations" means the income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

      "Securities Act" means the Securities Act of 1933, as it may be amended from time to time.

      "Selling Partner" has the meaning set forth in Section 10.3 hereof.

      "Short-term Investment" means commercial paper, government obligations, money market instruments, certificates of deposit and other similar obligations and securities, in each case maturing in ninety (90) days or less at the time of investment by the Partnership.

      "Successor Partnership" means any partnership that is formed by the Formation Partners after the Original Closing Date and that has substantially identical investment strategies and objectives as the Partnership.

      "Take-down Notice" has the meaning set forth in Section 3.2.C hereof.

      "Target Investments" has the meaning set forth in Section 2.1.A hereof.

      "Target IRR" has the meaning set forth in Section 2.1C hereof.

      "Termination Date" means the seventh anniversary of the closing of the Partnership's initial investment, which date may be extended by the General Partner for up to two (2) consecutive one-year periods.

      "Third Party Purchaser" has the meaning set forth in Section 10.3.C hereof.

      "Transfer" means a sale, assignment, transfer or other disposition, gift, hypothecation or encumbrance by a Partner of its Partnership Interest.

      "Trigger Event" means (i) any change in any law, rule or regulation applicable to a Formation Partner, including any change made by governing authorities of tax, regulatory or accounting rules and procedures (e.g., the IRS, Securities and Exchange Commission or the Public Company Accounting Oversight Board), (ii) any significant market liquidity event, (iii) any other event the occurrence of which would make an investment by the Formation Partner in the Partnership ill-advised from a legal or economic perspective, or (iv) a Change In Control of a Formation Partner.

      "UCC" has the meaning set forth in Section 3.3.B hereof.

      "Unresolved Deadlock" means an inability of the members of the Advisory Committee to reach unanimous agreement on a Major Decision, which inability continues for a period of one hundred twenty (120) calendar days (except with respect to the inability to elect a replacement General Partner pursuant to
Section 6.15.C or Section 12.1.B, which shall only be subject to a thirty (30) calendar day resolution period) after written notice by a representative of the Advisory Committee to the General Partner. The Formation Partners shall cause their respective designees to the Advisory Committee to negotiate in good faith and use their respective commercially reasonable efforts to reach agreement on any Major Decision.

      "Unused Capital Contributions" has the meaning set forth in Section 3.2.F hereof.

                                   ARTICLE I
                             ORGANIZATIONAL MATTERS

Section 1.1 Formation of Partnership

      The Partners hereby form a limited partnership pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Partnership Interest of each Partner shall be personal property for all purposes.

Section 1.2 Name

      The name of the Partnership is [NAME OF PARTNERSHIP]. The Partnership's business may be conducted under any other name or names deemed advisable by the General Partner.

Section 1.3 Principal Office and Registered Agent

      The initial principal office of the Partnership is 777 Main Street, Fort Worth, Texas 76102, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The registered agent of the Partnership is Corporation Service Company, and the registered office of the Partnership within the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

Section 1.4 Term

      The term of the Partnership commenced upon filing of the Certificate in the Office of the Secretary of State of Delaware, and shall continue until the Termination Date, unless it is dissolved sooner pursuant to the provisions of
Article XII or as otherwise provided by law.

                                   ARTICLE II
                                     PURPOSE

Section 2.1 Purpose and Business

            A. The purpose and nature of the business to be conducted by the Partnership is to (a) acquire, invest in, own, manage, enter into participation arrangements with respect to, transfer, sell or otherwise dispose of B-notes, first mortgages (excluding residential), subordinated notes, mezzanine loans and bridge loans ("Target Investments") and (b) engage in any other lawful activities determined by the General Partner to be necessary or appropriate.

            B. Target Investments shall specifically exclude preferred equity, bonds and securities offered pursuant to Rule 144A under the Securities Act and notes or other loans related to Crescent-owned assets and healthcare facilities. Each of the Target Investments shall have (i) a minimum dollar value of Ten Million Dollars ($10,000,000), (ii) a maximum dollar value of Fifty Million Dollars ($50,000,000), (iii) a Loan to Value Ratio that is less than or equal to eighty percent (80%), and (iv) a term of not more than five (5) years, including extensions. Target Investments shall constitute "real estate assets," within the meaning of Section 856(c)(5)(B) of the Code. The Partnership may, from time to time, acquire assets that do not constitute Target Investments.

            C. Target Investments may be collateralized by office, hotel, retail, multi-family, industrial and residential properties, as well as unimproved land. Each Target Investment shall have a target internal rate of return of at least __________ percent (___%) for the term of the investment (including extensions), which return shall be calculated by taking into consideration the amount of the origination fee associated with such investment, the Partnership's projected unreimbursed legal and due diligence costs and the management fee payable by the Partnership, and further defined to be the discount rate at which the present value of a Target Investment's future cash flows equals the Capital Contributions associated with such Target Investment (the "Target IRR"). The Target IRR shall be computed in accordance with the following formula:

      NPV = 0 = -Capital Contribution + origination fee (if any) - unreimbursed legal and due diligence costs (if any) + [cash flow year 1 / (1+Target
      IRR)1] + [cash flow year 2 / (1+Target IRR) 2] + ... + [cash flow year n / (1+Target IRR) n]

The current applicable reset index at the time of acquisition will be used for purposes of estimating future annual interest revenues and expenses. In addition, the minimum Debt Service Coverage Ratio for each Target Investment shall be 1.10. The Advance Leverage Ratio shall not exceed seventy-five percent (75%) for any Target Investment. An investment shall not be deemed a Target Investment if it does not meet the criteria for Target Investments set forth in this Agreement.

            D. The Partnership shall conduct its acquisitions and operations so as not to adversely affect the ability of Crescent Real Estate Equities Company, an indirect owner of Crescent, and Capstead Mortgage Corporation, an indirect owner of Capstead, to qualify as real estate investment trusts under Section 856 of the Code and so as to eliminate or minimize any additional taxes under Sections 857 or 4981 or otherwise to which they could become subject.

            E. The Partners acknowledge and agree that, in determining whether to approve investments to be made by the Partnership, the Partners shall consider whether the investment is suitable in light of (i) the Partnership's exposure to credit risk, (ii) the degree of diversification of the Target Investments by property type, borrower and geographic region and (iii) the Partnership's exposure to interest rate risk and the degree to which the Partnership is able to hedge such risk.

Section 2.2 Powers

      Subject to all of the terms, covenants, conditions and limitations contained in this Agreement or the Master Agreement, the Partnership shall have full power and authority to do any and all acts and things necessary, appropriate, proper, advisable, desirable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership, including, without limitation, full power and authority, directly or through its ownership interest in other entities, to enter into, perform and carry out contracts of any kind, borrow money and provide guarantees in connection with a borrowing by or other transaction involving an entity in which the Partnership has a direct or indirect interest.

                                  ARTICLE III
                      CAPITAL COMMITMENTS AND CONTRIBUTIONS

Section 3.1 Total Committed Capital

            The total Capital Commitments to the Partnership shall equal One Hundred Million Dollars ($100,000,000). No additional Partnership Interests may be offered, sold or issued by the Partnership after the date hereof.

Section 3.2 Capital Contributions of the Partners

            A. The General Partner is hereby admitted as the general partner of the Partnership. The name and address of the General Partner are as set forth in Exhibit A hereto. The General Partner shall not make any Capital Contribution to the Partnership.

            B. Each of the Persons listed in Exhibit A as a Limited Partner is hereby admitted as a limited partner of the Partnership. The name, address, Capital Commitment and Percentage Interest of each Limited Partner are set out in Exhibit A hereto.

            C. At any time after the Original Closing Date, the Limited Partners shall make Capital Contributions from time to time on the date specified by the General Partner in a written notice requesting the same (a "Takedown Notice"). Each Takedown Notice shall describe the proposed use of the funds requested and shall specify the date on which the Capital Contribution is due. Each Takedown Notice also shall indicate the aggregate amount being drawn and the amount of each Limited Partner's Capital Contribution in respect thereof. The date specified for the payment of the requested Capital Contributions shall not be less than three (3) Business Days after the Takedown Notice is deemed delivered in accordance with Section 14.2 hereof.

            D. Capital Contributions shall be requested from all Limited Partners on the basis of their relative Capital Commitments. Capital Contributions shall be payable in cash; provided, however, that Crescent Capital may pay its Capital Contributions in cash or by contributing certain of its existing investments that meet the criteria for Target Investments. Any such contributed investments shall be valued at Crescent Capital's Adjusted Cost, determined as of the date that the Target Investment is contributed to the Partnership by Crescent Capital.

            E. If at any time or from time to time after all Capital Commitments have been called and paid, the General Partner determines that the Partnership requires additional capital to satisfy the Partnership's obligations to third parties, the General Partner may request Additional Capital Contributions from the Limited Partners. Any Additional Capital Contributions shall be called on a pro rata basis, based upon the Limited Partners' total Capital Contributions as of the date on which the Additional Capital Contributions are requested by the General Partner. In the event that a Limited Partner fails to make an Additional Capital Contribution when due (the "Declined Additional Capital Contribution"), the General Partner shall send a written notice to any contributing Limited Partner informing such Limited Partner of its right to make a loan to the Partnership in the amount of such Declined Additional Capital Contribution and in addition that the Additional Capital Contribution made by such contributing Limited Partner shall also be converted into a loan to the Partnership from such contributing Limited Partner. Any loan made by a Limited Partner to the Partnership shall accrue interest at the lesser of the Prime Rate plus five percent (5%) per annum and the maximum interest rate permitted by applicable law and shall be made on such other terms as shall be agreed by the General Partner and the lending Limited Partner at such time.

            F. To the extent that Capital Contributions (excluding Additional Capital Contributions) are not used to acquire investments or to fund the Minimum Monthly Management Fee or other expenses of the Partnership within forty-five (45) calendar days of the payment date specified in the Takedown Notice calling for such Capital Contributions, the General Partner shall cause the Partnership to return to the Limited Partners the amount of the unused Capital Contributions (the "Unused Capital Contributions"), which amounts shall (as of the date such return of Unused Capital Contributions is made) be deemed to reduce the amount of Capital Contributions made by such Limited Partners and correspondingly increase the amounts of such Limited Partners' unpaid Capital Commitments. All amounts returned in accordance with this Section 3.2.F shall be distributed to the Limited Partners based upon the amount of such Capital Contributions made by each Limited Partner.

            G. The General Partner may cause the Partnership to invest Capital Contributions in Short-Term Investments pending use.

Section 3.3 Failure to Make Required Capital Contributions

            A. Upon any Limited Partner's failure to make any installment of its Capital Commitment or any Additional Capital Contributions when due, the Advisory Committee members appointed by the non-defaulting Limited Partner may cause the General Partner to cause the Partnership to exercise, on notice to that defaulting Limited Partner (the "Delinquent Limited Partner"), one or more of the following remedies:

                    (1) taking such action (including court proceedings), at the cost and expense of the Delinquent Limited Partner, as the General Partner may deem appropriate to obtain payment by the Delinquent Limited Partner of the portion of the Delinquent Limited Partner's Capital Commitment and/or Additional Capital Contribution that is in default, together with interest thereon from the date that the payment was due until the date that it is made, at a rate per annum equal to the lesser of (A) the maximum rate permitted by applicable law and (B) the Prime Rate plus five percent (5%), plus costs incurred by the Partnership or the General Partner in collecting or attempting to collect amounts due, including reasonable attorney's fees and expenses;

                    (2) exercising the rights of a secured party under the Uniform Commercial Code of Delaware, as more fully set forth in Section 3.3.B below; or

                    (3) exercising any other rights and remedies available at law or in equity or under this Agreement.

            B. Each Limited Partner hereby grants to the Partnership, as security for the payment of all Capital Contributions and Additional Capital Contributions that such Limited Partner is required to make, a security interest in and a general lien on such Limited Partner's Partnership Interest and the proceeds thereof, all under the Uniform

Commercial Code of Delaware (the "UCC"). On any default in the payment of a Capital Contribution or Additional Capital Contribution, the Partnership is entitled to all the rights and remedies of a secured party under the UCC with respect to the security interest granted in this Section 3.3.B. Each Limited Partner shall execute and deliver to the Partnership all other instruments that the General Partner may request to effectuate and carry out the preceding provisions of this Section 3.3.B. This Agreement or a photographic, or other copy hereof may serve as a financing statement. Each Partnership Interest shall be a security governed by Article 8 of the UCC, and the General Partner, on behalf of the Partnership, shall register the Partnership as a registered owner for purposes of Article 8-301 of the UCC upon each original issue or Transfer of any Partnership Interest.

Section 3.4 Additional Funding

      If the Partnership requires funds for any Partnership purpose in excess of any other funds determined by the General Partner to be available to the Partnership, the General Partner (i) may cause the Partnership to borrow such funds from third parties, (ii) may cause the Partnership to borrow such funds from the General Partner at the Prime Rate plus five percent (5%) (or, if less, the maximum rate permitted by applicable law), or (iii) may obtain such funds through Additional Capital Contributions from one or more Limited Partners as provided in Section 3.2.E hereof.

Section 3.5 Withdrawal of Capital

      A Limited Partner shall not be entitled to withdraw any part of such Limited Partner's Capital Account or to receive any distribution from the Partnership, except as provided in this Agreement.

Section 3.6 Additional Capital Contributions

      Except as provided in Section 3.2.E above, no Limited Partner shall be required to make any Capital Contribution (other than the Additional Capital Contribution as provided in Section 3.2.E) to the Partnership in excess of its Capital Commitment.

Section 3.7 Interest on Capital Contributions

      No interest shall be due from the Partnership on any Capital Contribution of any Limited Partner.

                                   ARTICLE IV
                                  DISTRIBUTIONS

Section 4.1 Distribution Policy

            A. Except as otherwise provided in this Section 4.1 and subject to the availability of cash after paying Partnership Expenses and setting aside appropriate reserves for reasonably anticipated liabilities, obligations and commitments of the Partnership, the General Partner shall cause Net Cash Flow to be distributed to the

Limited Partners within fifteen (15) calendar days following the end of any calendar month.

            B. All distributions of Net Cash Flow shall be made to the Limited Partners as follows:

               (1) First, one hundred percent (100%) to the Limited Partners, in proportion to their Percentage Interests, until Capstead has received distributions pursuant to this Section 4.1.B(1) in amount sufficient to achieve an internal rate of return equal to _____ percent (___%);

               (2) Second, _____ percent (___%) to Crescent Capital and _____ percent (___%) to Capstead until Capstead has received distributions pursuant to Section 4.1.B(1) and this Section 4.1.B(2) in an amount sufficient to achieve an internal rate of return equal to _____ percent (___%); and

               (3) Thereafter, _____ percent (___%) to Crescent Capital and _____ percent (___%) to Capstead.

            C. Any proceeds from the repayment of investments or from any other source that are not reinvested shall be distributed in accordance with the distribution provisions set forth in Section 4.1(B) above, subject to such reasonable reserves as may be established in the discretion of the General Partner.

            D. For purposes of Section 4.1.B, "internal rate of return" shall be defined and computed as follows:

      The internal rate of return is defined as the discount rate at which the present value of all distributions of Net Cash Flow to Capstead equals the present value of all Capital Contributions made by Capstead. The internal rate of return shall be a cumulative calculation computed monthly (annualized using a factor of 12). The calculation shall be computed by the General Partner commencing with the first day of the Investment Period and ending on the date on which the Partnership is dissolved.

Section 4.2 Distributions Upon Liquidation

      Liquidating proceeds shall be distributed to the Limited Partners in accordance with Section 12.2 below.

                                    ARTICLE V
                                   ALLOCATIONS

Section 5.1 Allocations of Profits and Losses - General

            A. The terms "net profits" and "net losses" of the Partnership shall mean the net profits or net losses of the Partnership as determined in accordance with Regulations section 1.704-1(b)(2)(iv).

            B. After giving effect to the special allocations set forth below in this Article V, the Partnership's net profits and net losses shall be allocated among the Partners in each taxable year (or portion thereof) in a manner so as to cause the Adjusted Capital Account balance of each Partner to equal, to the maximum extent possible, the amount that would be payable to such Partner (or for which such Partner would be liable to the Partnership) if the Partnership
(i) sold the assets of the Partnership for an amount equal to their respective Book Values (or, in the case of any asset subject to a liability for which the creditor's right is limited to such asset, the amount of such liability, if greater than the Book Value of such asset, (ii) paid off all outstanding debts and liabilities of the Partnership, and (iii) distributed the net proceeds as provided in Section 4.1.B hereof.

            C. The Partners hereby acknowledge that it is their intent that, prior to a distribution of liquidating proceeds pursuant to Section 12.2, the positive Capital Account balance of each Partner shall be equal to the amount such Partner would receive if such liquidating proceeds were distributed as provided in Section 4.1.B, and that the allocations set forth in Section 5.1.B above are intended and shall be interpreted, to the maximum extent possible, to accomplish this result. In no event shall Section 4.1.B or 4.1.C be interpreted to allow a modification of an allocation of net profits, net losses or any item thereof with respect to a taxable year for which the federal income tax return has already been filed with the IRS, unless such modification has been consented to by each of the Partners.

Section 5.2 Book/Tax Differences

      Notwithstanding anything to the contrary contained in this Article V, any portion of any income, gain, loss or deduction with respect to property revalued by the Partnership pursuant to Regulations section 1.704-1(b)(2)(iv)(f) shall, solely for tax purposes, be allocated among the Partners in accordance with Code section 704(c) and Regulations section 1.704-3 so as to take account of the variation, if any, between the adjusted tax basis of such property to the Partnership and its fair market value at the time of the revaluation.

Section 5.3 Nonrecourse Debt Allocations

      Notwithstanding anything to the contrary contained above in this Article V, the Partnership shall comply with Regulations section 1.704-2, as amended, with respect to the allocation of deductions and the chargeback of minimum gain on nonrecourse debts of the Partnership. For purposes of allocating Partnership nonrecourse liabilities among the Partners pursuant to Regulations section 1.752-3, the Partners' interests in Partnership profits shall be determined based on their respective Percentage Interests.

Section 5.4 Limitation on Loss Allocations; Qualified Income Offset

      Notwithstanding anything to the contrary contained in Section 5.1 hereof, no Partner shall be allocated net losses which would cause or increase a deficit balance in its Capital Account in excess of any actual or deemed obligation of such Partner to restore deficits (as defined in Regulations section 1.704-1(b)(2)(ii)(c)). If any Partner shall receive with respect to the Partnership an adjustment, allocation or distribution in the nature described in Regulations section 1.704-1(b)(2)(ii)(d)(4)-(6) which causes or increases a deficit in such Partner's Capital

Account in excess of any actual or deemed obligation of such Partner to restore deficits (as defined in Regulations section 1.704-1(b)(2)(ii)(c)), such Partner shall be allocated items of income and gain in an amount and manner as will eliminate such deficit balance as quickly as possible; it being intended that this Section 5.4 shall constitute a "qualified income offset" within the meaning of Regulations section 1.704-1(b)(2)(ii)(d)(3).

Section 5.5 Transfer During Year

      In the event of the Transfer of all or any part of a Partnership Interest (in accordance with the provisions of this Agreement) at any time other than the end of a fiscal year, the share of income or loss (in respect of the Partnership Interest so Transferred) shall be allocated between the transferor and the transferee in the same ratio as the number of days in such fiscal year before and after such Transfer. The provisions of this Section 5.5 shall not apply to any profit or loss attributable to a sale or other disposition of all or substantially all of the Partnership's assets, or to other extraordinary non-recurring items. Such profit and loss shall be allocated to the owner of the Partnership Interest as of the date of closing of the sale or other disposition, or, with respect to other extraordinary non-recurring items, the date the profit is realized or the loss is incurred, as the case may be.

                                   ARTICLE VI
                      MANAGEMENT AND OPERATIONS OF BUSINESS

Section 6.1 Powers of General Partner

            A. Except as otherwise expressly provided in this Agreement, including without limitation the provisions of Section 6.3 of this Agreement, which require the prior approval of the Advisory Committee for certain actions, the General Partner shall be vested with the full, exclusive and complete right, power and discretion to operate, manage and control the affairs of the Partnership and to make all decisions affecting the affairs of the Partnership. Subject to the terms of this Agreement and to limitations imposed by law, including, without limiting the foregoing, the Act, and provided the same shall not be prohibited under this Agreement, the General Partner shall have full power and authority to do all things and perform all acts specified in this Agreement or otherwise deemed necessary or desirable by it to conduct the business of the Partnership, to exercise all Partnership powers set forth in
Section 2.2 hereof and to effectuate the Partnership purposes set forth in
Section 2.1 hereof.

            B. Among other matters, the General Partner shall be responsible for
(i) identifying investment opportunities for the Partnership, (ii) making recommendations regarding prospective investments and divestitures by the Partnership and providing underwriting and other documentation with respect thereto, (iii) managing the Partnership's portfolio of investments, (iv) identifying, negotiating and entering into authorized financing and hedging arrangements on behalf of the Partnership, (v) entering into authorized transactions and agreements on behalf of the Partnership, and (vi) overseeing the general administration of the Partnership. The General Partner shall have the authority to delegate any or all of its duties under this Section 6.1.B to any of its Affiliates, without the consent of any other Partner.

            C. It shall be an objective of the Partnership to utilize leverage prudently in an effort to achieve maximum returns on its investments.

Section 6.2 Advisory Committee

            A. The Partnership shall have an advisory committee to oversee the operations of the Partnership (the "Advisory Committee"). The Advisory Committee shall consist of four (4) members. Crescent Redtail and Capstead each shall be entitled to appoint, from time to time, two of the members of the Advisory Committee. The initial Crescent Redtail representatives will be ______________ and _____________. The initial Capstead representatives will be ______________ and ______________. Any Advisory Committee member appointed by Crescent Redtail may be removed and replaced by Crescent Redtail (and only by Crescent Redtail) for any reason or no reason. Any Advisory Committee member appointed by Capstead may be removed and replaced by Capstead (and only by Capstead) for any reason or no reason.

            B. Crescent Redtail and Capstead shall fill any vacancy created by the departure of their respective Advisory Committee members within ten (10) Business Days following the date on which the vacancy occurs.

            C. Except as otherwise expressly provided in this Agreement, the Advisory Committee shall have no power to vote, approve, disapprove or otherwise influence the management of the Partnership.

            D. Members of the Advisory Committee shall be entitled to receive on at least a monthly basis information regarding the investments and operations of the Partnership and shall meet (in person or telephonically) at least once every three (3) months to discuss matters relating to the Partnership. The times and locations of such meetings shall be determined by the members of the Advisory Committee in their sole discretion. The Advisory Committee also shall hold special meetings as required to consider Major Decisions in a timely manner. Members of the Advisory Committee shall consult with and receive voting instructions from the Partners they represent prior to making any Major Decision and shall notify the General Partner, who shall notify the Partners, in writing of actions taken by the Advisory Committee within five (5) Business Days after any such action has been taken.

            E. Notice of all Advisory Committee meetings shall be given to each member not less than five (5) calendar days before the date of such meeting. Notice of any meeting may be waived in writing, either before or after the meeting and shall be deemed to be waived by any member in attendance. Members of the Advisory Committee may vote and participate in meetings in person, by proxy or delegate, or by means of conference telephone or similar communications equipment.

            F. Any action that may be taken at a meeting of the Advisory Committee may be taken without a meeting, if a consent in writing setting forth the action so taken is signed and delivered to the General Partner by all of the Advisory

Committee members. Any such unanimous written consent of the Advisory Committee members shall be fully effective and notice of such written consent shall be provided to all Partners as soon as reasonably practicable after the consent has been duly executed.

            G. The Partnership shall reimburse each Advisory Committee member for his or her reasonable out-of-pocket expenses incurred in connection with the member's duties relating to the proceedings of the Advisory Committee.

            H. No member of the Advisory Committee shall, except as required by law, owe any fiduciary duty to the Partnership or any of the Partners in connection with such member's discharge of his or her responsibilities as a member of the Advisory Committee. Neither the Advisory Committee nor any member of the Advisory Committee shall have the power to bind or act for or on behalf of the Partnership in any manner. In no event shall a member of the Advisory Committee be considered a general partner of the Partnership by agreement, estoppel, or otherwise.

Section 6.3 Major Decisions Requiring Unanimous Approval of the Advisory Committee Members

      Notwithstanding the provisions of Section 6.1, the following major decisions relating to the Partnership shall require the unanimous approval of the Advisory Committee before becoming effective: (i) the bifurcation of investments, (ii) the sale or other disposition of investments, (iii) the conversion of the Partnership into a different legal form, including, but not limited to, a real estate investment trust, (iv) the incurrence of indebtedness or entrance into hedging arrangements and the terms thereof, (v) the approval of each annual budget of the Partnership, (vi) the engagement or replacement of the Partnership's audit firm, (vii) the sale or other Transfer by Crescent or Capstead of any portion of its Partnership Interest to an entity that is not its Affiliate (other than in connection with a Change In Control), (viii) the sale, merger or other business combination of the Partnership and (ix) the replacement of the General Partner. Prior to approving or declining to approve any of the aforementioned actions, the Advisory Committee shall be provided (y) any material information that is in the possession of or reasonably attainable by the General Partner and that would assist the Advisory Committee in rendering a decision in respect of such action and (z) a recommendation from the General Partner regarding such action. The Advisory Committee shall notify the General Partner of the approval or disapproval of any action within five (5) Business Days of the Advisory Committee's receipt of the General Partner's recommendation and the other material regarding such action.

Section 6.4 Certificate of Limited Partnership

      To the extent that such action is determined by the General Partner to be necessary or appropriate, the Partnership shall file amendments to and restatements of the Certificate and do all things necessary or appropriate to maintain the Partnership as a limited partnership under the laws of the State of Delaware and each other jurisdiction in which the Partnership may elect to do business or own property. The General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto to any Limited Partner.

Section 6.5 Investment Period

      The Investment Period shall commence on the earlier to occur of (i) the closing of the Partnership's initial investment and (ii) the sixtieth (60th) calendar day after the date on which the Certificate is filed with the Secretary of State of the State of Delaware. The Investment Period shall end on the second anniversary of the closing of the Partnership's initial investment; provided, however, that the Investment Period shall end eighteen (18) months following the closing of the Partnership's initial investment if all of the Capital Commitments to the Partnership shall have been paid as of such date and the Partnership is Fully Invested. The Investment Period for the Partnership may be extended upon the mutual agreement of the Formation Partners. In the event the Partnership is not Fully Invested upon the termination of the Investment Period (as the same may be extended by the Formation Partners), the Limited Partners' unpaid Capital Commitments shall terminate as of the end of the Investment Period. Following the termination of the Investment Period, no further investments or reinvestments shall be made by the Partnership, unless otherwise agreed to by the Formation Partners.

Section 6.6 Reinvestments and the Reinvestment Period

      The Reinvestment Period shall commence with the closing of the Partnership's initial investment and end eighteen (18) months thereafter. During the Reinvestment Period, any amounts received from the repayment of the principal or sale of an investment shall be reinvested; provided, however, that any such reinvestment shall be made after the repayment of all related debt and shall be made or otherwise committed to be made within ninety (90) calendar days following receipt of any repayment, otherwise such repayment shall be returned to the Limited Partners, pro rata, in accordance with their respective Percentage Interests. Notwithstanding the return of any repayment to the Limited Partners, the Partnership shall remain obligated to reinvest any such amount during the remaining Reinvestment Period. During the remaining Investment Period, repayment amounts that have been distributed to the Partners shall be added back to the Limited Partners' unpaid Capital Commitments and the Partnership shall not be deemed to be Fully Invested until such time as all such repayments are reinvested, except where the Advisory Committee determines that there are no further feasible opportunities for the Partnership to invest in Target Investments. Any such determination shall be made only with the approval of at least a majority of the Advisory Committee members, upon recommendation of the General Partner.

Section 6.7 Remuneration

            A. Except as provided in Section 6.2.G, this Section 6.7 and elsewhere in this Agreement (including the provisions of Articles IV and V regarding distributions, payments, and allocations to which they may be entitled) and except with respect to services rendered by the General Partner, the Partners and Advisory Committee members shall not be compensated for their services as such.

            B. The General Partner shall be reimbursed on a monthly basis for all expenses it incurs pursuant to the provisions of this Agreement in its capacity as General Partner or otherwise relating to the operation of, or for the benefit of, the Partnership, including all Partnership Expenses; provided, however, that the General Partner shall not be reimbursed for ordinary overhead and operating administrative expenses of the General Partner in connection with maintaining its offices (including salaries and other compensation, rent, utilities, routine office equipment expenses and liability and other insurance premiums).

            C. The Partnership shall pay the Minimum Monthly Management Fee to the General Partner. The Partnership also shall pay to the General Partner an additional monthly management fee, which amount shall be calculated by multiplying the cumulative weighted average daily Capital Contributions (calculated consistently with a 30/360 convention) made to the Partnership by an annualized rate of ____ basis points, and subtracting therefrom cumulative amounts previously paid to the General Partner in respect of its services (including previous cumulative payments of the Minimum Monthly Management Fee and the additional monthly management fee paid during such previous twelve (12) month period). The Minimum Monthly Management Fee and the additional monthly management fee shall accrue daily and shall be paid to the General Partner in arrears on the first day of each calendar month of the fiscal year (except in the first year of the Partnership, in which case such payments shall commence on the first day of the calendar month following the Original Closing Date), based upon information in existence as of the last day of the immediately preceding calendar month. The Partners acknowledge and agree that the General Partner shall be entitled to restructure the Minimum Monthly Management Fee and any additional management fee as a priority special distribution to the General Partner, if such restructuring would not place Capstead in a less favorable economic position than it would be in if the Minimum Monthly Management Fee and any additional management fee were not treated as a priority special distribution.

Section 6.8 Partnership Expenses

      The Partnership shall bear its own funding, administrative and transaction costs (collectively, the "Partnership Expenses"). The General Partner shall prepare, for unanimous approval by the Advisory Committee, an annual budget for the Partnership's administrative expenses, which shall include the annual management fee, franchise taxes and third-party payments for audit, tax preparation, non-transaction-related legal fees and investor reporting expenses. Transaction costs shall include third-party payments for legal, due diligence and other costs, including the General Partner's out-of-pocket travel and other expenses. The General Partner's out-of-pocket travel expenses shall not exceed $7,500 per transaction, unless approved unanimously by the Advisory Committee. Crescent and Capstead shall each bear its own expenses incurred in connection with the negotiation and drafting of this Agreement and the Master Agreement.

Section 6.9 Partnership Opportunities

      Neither the General Partner nor Capstead shall pursue a Target Investment unless such Target Investment is first offered to the Partnership and the Partnership determines not to pursue such investment. Such opportunities shall be presented pursuant to Section 6.10 hereof.

      Crescent and Capstead hereby agree that, throughout the term of this Agreement, each Limited Partner shall be entitled to invest in and maintain for its own account or jointly with other Persons, and without restriction, an active portfolio of B-notes, first mortgages, subordinated notes, mezzanine loans and bridge loans, or participations thereof, that do not meet the criteria of Target Investments. Crescent and Capstead further agree that, from time to time each Limited Partner shall be entitled to, but shall not have an obligation to, offer to the Partnership opportunities to invest, or participate, in assets that do not meet the criteria of Target Investments.

Section 6.10 Approval Process for Investments

            A. Before the Partnership shall be permitted to acquire an investment that is proposed by the General Partner, the General Partner shall submit a written proposal to Capstead recommending the acquisition of the investment by the Partnership. The General Partner shall provide Capstead such documentation relating to the proposed investment as Capstead shall reasonably request. With respect to investments in Target Investments, the General Partner shall be permitted to submit a recommendation to Capstead for its approval prior to obtaining the approval of the General Partner's investment committee (or other Persons authorized by the General Partner to approve its investment decisions). Such written recommendation shall evidence the approval of the Target Investment by at least two members of the General Partner's investment committee (or other Persons authorized by the General Partner to approve its investment decisions), as such individuals may be identified from time to time. Within three (3) Business Days following receipt from the General Partner of its written recommendation to acquire a Target Investment, Capstead shall notify the General Partner in writing of its decision to accept or reject such recommendation. If Capstead does not approve the recommended investment, Crescent and its Affiliates shall have the right to acquire the investment for its own account, or jointly with another Person on terms not materially different from those presented to the Partnership. If Capstead notifies Crescent in writing of its approval of a recommended Target Investment, Crescent shall have five (5) Business Days following such notification from Capstead to submit and receive all necessary approvals from Crescent for the Partnership to proceed with such investment.

            B. With respect to the recommendation of investments that are not Target Investments, the General Partner shall provide Capstead formal notice that such investment has been approved by the General Partner's investment committee (or other Persons authorized by the General Partner to approve its investment decisions) at the time that the General Partner makes a written recommendation in favor of the investment. Within five (5) Business Days following receipt from the General Partner of such written recommendation and notice of approval, Capstead's designees to the Advisory Committee shall notify the General Partner in writing of the decision to accept or reject such recommendation. If the Capstead designees do not approve the investment, Crescent and its Affiliates shall have the right to acquire the investment for its own account or jointly with another Person on terms not materially different from those presented to the Partnership.

            C. The parties hereto agree that, with respect to an investment to be acquired by Crescent or its Affiliates, an increase in the Target IRR in an amount that is less than four percent (4%) shall not be deemed a material difference in the terms of the proposed acquisition.

      Any failure by the Capstead designees to provide notice within the time period provided herein shall be deemed to indicate such designee's rejection of the proposed investment, after which Crescent or its Affiliates may individually pursue such proposed investment without recourse under this Agreement.

            D. If Capstead wishes to present an investment opportunity to the Partnership, Capstead shall submit a written proposal to the General Partner recommending the acquisition of the investment by the Partnership. Capstead shall provide the General Partner such documentation relating to the proposed investment as the General Partner shall reasonably request. Within three (3) Business Days following receipt from Capstead of its written recommendation to acquire a Target Investment, the General Partner shall notify Capstead in writing of its decision to accept or reject such recommendation. If the General Partner does not approve the recommended investment, Capstead and its Affiliates shall have the right to acquire the investment for its own account, or jointly with another Person, on terms not materially different from those presented to the Partnership.

            E. With respect to the recommendation of investments that are not Target Investments, Capstead shall provide the General Partner formal notice that such investment has been approved by Capstead's investment committee (or other Persons authorized by Capstead to approve its investment decisions) at the time that Capstead makes a written recommendation in favor of the investment. Within five (5) Business Days following receipt from Capstead of such written recommendation and the notice of approval, the General Partner shall notify Capstead in writing of its decision to accept or reject such recommendation. If the General Partner does not approve the investment, Capstead and its Affiliates shall be entitled to acquire the investment for its own account or with another Person on terms not materially different from those presented to the Partnership.

            F. The parties hereto agree that, with respect to an investment to be acquired by Capstead or its Affiliates, an increase in the Target IRR in an amount that is less than four (4%) shall not be deemed a material difference in the terms of a proposed acquisition.

            G. Any failure by Crescent to provide notice of its decision to accept or reject a recommendation in the time period provided herein shall be deemed to indicate Crescent's designee's rejection of the proposed investment, after which Capstead or its Affiliates may individually pursue such proposed investment without recourse under this Agreement.

Section 6.11 Capstead's Veto Right

      If Capstead fails to accept a proposed Target Investment as contemplated by Section 6.10 hereof ________ times during any consecutive twelve (12)-month period, Crescent shall have the immediate right to terminate the Master Agreement and Crescent shall no longer be obligated to offer any Target Investments to the Partnership. Capstead's failure to approve an investment that is not a Target Investment, or an in-kind contribution (other than cash or cash equivalents) to the Partnership, shall not be considered in connection with any limitation set forth in this Section 6.11.

Section 6.12 Capstead's Unilateral Right to Foreclose on Certain Investments

            A. Capstead shall have the unilateral right to foreclose on any investment held by the Partnership (excluding any investment that is secured by the equity interest in any Person) that is in default under the terms of a mortgage, deed of trust or similar instrument where real property secures the indebtedness to which the investment is subject (each, a "Mortgage"). The "unilateral right to foreclose," as referenced herein shall mean, with respect to a defaulted investment that is debt secured by a Mortgage, the right to (i) make the sole determination to commence foreclosure proceedings, (ii) establish the bid price upon foreclosure on the investment and (iii) make the sole determination as to the disposition of any third party disputes related to the foreclosure. Upon commencement of foreclosure, the General Partner shall assume all other ministerial and procedural rights and duties related to the foreclosure proceedings. For purposes of determining whether a unilateral right to foreclose exists, an investment shall be in default if a default exists under the applicable documentation and one or more scheduled payments on the Mortgage to which such investment is subject is not paid within thirty (30) days after the date on which such payment is due and such nonpayment shall have not been cured prior to the time that notice of default is given by the General Partner.

            B. At any time after an investment that is secured by a Mortgage goes into default, either Crescent Capital or Capstead may submit an offer to purchase the defaulted investment from the Partnership at a price and on the terms specified by the offering Partner (which price shall include the amount necessary to repay indebtedness relating to the defaulted investment being purchased) and the non-offering Partner shall have the right to authorize the General Partner to accept such offer on behalf of the Partnership, or the non-offering Partner may submit an offer to purchase the defaulted investment from the Partnership at the price and on the terms offered by the offering Partner, which offer the General Partner shall be required to accept. Either Crescent Capital or Capstead shall have the right to consummate the purchase of the defaulted investment as set forth herein prior to the consummation of the foreclosure on such investment; provided, however, that any such purchase shall be conditioned upon the purchasing Partner's satisfaction of the Partnership's outstanding indebtedness relating to the defaulted investment. The purchase price of any defaulted investment shall be paid to the Partnership by the purchasing Partner in cash upon the consummation of the closing of the purchase, which closing shall occur on such date as shall be determined by the General Partner and the purchasing Partner.

Section 6.13 Indemnification

            A. To the fullest extent permitted by law but limited to the assets of the Partnership, the Partnership shall indemnify the General Partner (including the owners, officers, partners, and agents of the General Partner) (each, an "Indemnified Party" and together, the "Indemnified Parties"), and save and hold each Indemnified Party harmless from and in respect of (i) all claims, actions, demands or threats thereof, against the Partnership or such Indemnified Party that arise out of, or in any way relate to the Partnership, the business of the Partnership or the assets of the Partnership, and any losses or damages resulting therefrom, including amounts paid in settlement or compromise of any such claim, action, demand or threat thereof, and (ii) all fees, costs, and expenses, including reasonable attorneys' fees, incurred in connection with, or resulting from, any such claim, action, demand or threat thereof; provided, however, that this indemnification shall not extend to acts of gross negligence, breach of fiduciary duty, a material, uncured breach of this Agreement or the Master Agreement or willful misconduct of such Indemnified Party. This indemnity is intended to apply regardless of the negligence of any Indemnified Party.

            B. Each member of the Advisory Committee shall be entitled, to the fullest extent permitted by law, to exculpation from liability and indemnification from the assets of the Partnership with respect to the activities of such member on the Advisory Committee, if such member's activities are carried out in good faith. To the fullest extent permitted by applicable law, no member of the Advisory Committee shall have any fiduciary duties to the Partnership or any Partner, but shall be required to act in accordance with the contractual covenant of good faith and fair dealing.

            C. The right to indemnification conferred in this Section 6.13 shall be a contract right and shall include the right of each indemnitee to be paid by the Partnership the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of a proceeding shall be made only upon delivery to the Partnership of (i) a written affirmation of the indemnitee of his or her good faith belief that the standard of conduct necessary for indemnification by the Partnership pursuant to this Section 6.13 has been met, and (ii) a written undertaking by or on behalf of the indemnitee to repay all amounts so advanced if it shall ultimately be determined that the standard of conduct has not been met.

            D. The Partnership may purchase and maintain insurance, at its expense, on its own behalf and on behalf of any indemnitee provided for in this Agreement and of such other Persons as the General Partner shall determine, against any liability (including expenses) that may be asserted against and incurred by such Person in connection with the Partnership's activities pursuant to this Agreement, whether or not the Partnership would have the power to indemnify such Person against such liability under the terms of this Agreement. In addition, the Partnership may enter into indemnification agreements with one or more of the indemnitees pursuant to which the Partnership shall agree to indemnify such indemnitee(s) to the fullest extent permitted by law, and advance to such indemnitee(s) all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

            E. In no event may an indemnitee subject any Limited Partner to personal liability by reason of the indemnification provisions set forth in this Agreement.

            F. An indemnitee shall not be denied indemnification in whole or in part pursuant to this Section 6.13 because such indemnitee has an interest in the transaction to which the indemnification relates if the transaction otherwise was permitted by the terms of this Agreement.

            G. The provisions of this Section 6.13 are for the benefit of the indemnitees, their heirs, successors, assigns, executors and administrators, and shall not be deemed to create any rights for the benefit of any other Person. Any amendment, modification or repeal of this Section 6.13 or any provision hereof shall be prospective only and shall not in any way affect the limitations of the Partnership's liability to any indemnitee under this Section 6.13 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 6.14 Liability of Certain Parties

            A. Notwithstanding anything to the contrary set forth in this Agreement, no Limited Partner, Advisory Committee member, nor any officer, employee or agent of the Partnership or the General Partner acting in such capacity shall be liable for monetary damages to the Partnership or any Limited Partner for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission unless such Person acted in bad faith.

            B. The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its officers, employees, and agents. The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

            C. Any amendment, modification or repeal of this Section 6.14 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of any Person to the Partnership and the Partners under this Section 6.14 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 6.15 Other Matters Concerning the General Partner

            A. The General Partner may rely, and shall be protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

            B. In accordance with Section 6.15.A hereof, the General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by the General Partner, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which the General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith.

            C. The General Partner shall be in breach of its obligations to the Partnership upon a final determination by a court of competent jurisdiction or an admission by the General Partner that it has (i) committed a material breach of this Agreement or the Master Agreement, (ii) engaged in willful misconduct,
(iii) acted in bad faith, (iv) beached its fiduciary duty to the Partners, or
(v) managed the Partnership in a grossly negligent manner. In the event a court determines that any such breach can be remedied, or if the Formation Partners otherwise mutually agree upon a remedy, the General Partner shall have a reasonable period (to be agreed by the Formation Partners) in which to cure such breach. In the event a court determines that a breach cannot be remedied, or if the General Partner fails to cure the breach within the agreed-upon time period or a time period established by the court, the Advisory Committee shall remove the General Partner and elect a replacement General Partner by unanimous consent.

            D. In the event the General Partner and/or its Affiliates cease to own and control at least fifty-one percent (51%) of the Partnership Interest that was initially issued to the General Partner and/or its Affiliates, the General Partner shall be removed and the Capstead Advisory Committee members shall elect a replacement General Partner, unless the Capstead Advisory Committee members elect to waive such removal right.

Section 6.16 Title to Partnership Assets

      Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets shall be held in the name of the Partnership.

Section 6.17 Reliance by Third Parties

      Any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority to acquire, sell or otherwise deal with the assets of the Partnership and to enter into any contracts on behalf of the Partnership. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership, and (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

                                   ARTICLE VII
                       RIGHTS AND OBLIGATIONS OF PARTNERS

Section 7.1 Limitation of Liability

      The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement, including Section 9.4 hereof, or under the Act.

Section 7.2 Management of Business

      No Partner (other than the General Partner or an officer, employee or agent of the Partnership or the General Partner acting in such capacity) shall take part in the operation, management or control (within the meaning of the Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner or any officer, employee or agent of the Partnership or the General Partner, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

Section 7.3 Duties and Conflicts

            A. Crescent and Capstead hereby acknowledge and agree that, subject to the right of first offer set forth in Section 6.9 hereof, the Formation Partners shall not be restricted in their ability to acquire the debt securities of any entity in which the Partnership invests, so long as such investment would not be detrimental to the interests of the Partnership. In the event any Formation Partner and the Partnership acquire debt securities in the same transaction, all expenses associated with the acquisition shall be allocated between the Formation Partner and the Partnership on a pro rata basis, based upon the relative amounts of securities purchased by the Formation Partner and the Partnership.

            B. The General Partner will commit such time as is reasonably necessary, in its judgment, to effectively manage the Partnership.

                                  ARTICLE VIII
                     BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1 Records and Accounting

      The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business, including, without limitation, all books and records necessary to provide to the Partners any information, lists and copies of documents required to be provided pursuant to the Act.

Section 8.2 Fiscal Year

      The fiscal year of the Partnership shall be the calendar year.

Section 8.3 Financial Statements and Reports

      The General Partner shall cause to be provided to the Limited Partners:

            A. As soon as available, and in any event within ten (10) days after the end of each month, the unaudited balance sheet as of the end of such period and the related unaudited statement of income, statement of capital accounts and statement of cash flows for such period and for the portion of the calendar year through the end of such period setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year;

            B. As soon as available and in any event within twenty-five (25) days after the end of each calendar quarter (including the fourth quarter) the unaudited balance sheet as of the end of such period and the related unaudited statement of income, statement of capital accounts and statement of cash flows for such period and the portion of the calendar year through the end of such period, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year;

            C. As soon as available and in any event within fifty (50) days after the end of each calendar year, commencing with the period from inception of the Partnership to _______________, the financial statements as of the end of such calendar year, prepared in accordance with generally accepted accounting principles, including the balance sheets and related statement of income, statement of capital accounts and statement of cash flows for the Partnership for such year, setting forth in each case in comparative form the figures for the previous fiscal year, if applicable, accompanied by the appropriate financial statement notes and by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern, and shall state that said annual financial statements fairly present the financial condition and results of operations of the Partnership as of the end of, and for, such fiscal year in accordance with generally accepted accounting principles;

            D. Concurrent with submissions of reports required to be provided by the Partnership to any lender, a copy of any and all such reports; and

            E. Any additional reports as may reasonably be required to meet management, financial reporting and/or regulatory requirements of the Limited Partners.

                                   ARTICLE IX
                                   TAX MATTERS

Section 9.1 Preparation of Tax Returns

      The General Partner shall arrange for the preparation and timely filing of all returns required of the Partnership for federal, state and local income tax purposes, and the delivery to the Limited Partners of all tax information reasonably required by the Limited Partners for federal, state and local income tax reporting purposes.

Section 9.2 Tax Elections

      The General Partner shall, in its sole and absolute discretion, determine whether to make any available election (including, without limitation, the election under section 754 of the Code) or choose any available reporting method pursuant to the Code or state or local tax law. The

General Partner shall in its sole and absolute discretion have the right to seek to revoke any such election (including, without limitation, the election under section 754 of the Code) or change any reporting method.

Section 9.3 Tax Matters Partner

            A. The General Partner shall be the initial "tax matters partner" of the Partnership for federal income tax purposes. Pursuant to section 6223(c)(3) of the Code, upon receipt of notice from the IRS of the beginning of an administrative proceeding with respect to the Partnership, the tax matters partner shall furnish the IRS with the name, address and profits interest of each of the Partners, provided that such information is provided to the Partnership by the Partners.

            B. The tax matters partner is authorized, but not required:

                        (1) to enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes (such administrative proceedings being referred to as a "tax audit" and such judicial proceedings being referred to as "judicial review"), and in the settlement agreement the tax matters partner may expressly state that such agreement shall bind all Partners, except that such settlement agreement shall not bind any Partner (i) who (within the time prescribed pursuant to the Code and Regulations) files a statement with the IRS providing that the tax matters partner shall not have the authority to enter into a settlement agreement on behalf of such Partner or (ii) who is a "notice partner" (as defined in section 6231 of the Code) or a member of a "notice group" (as defined in section 6223(b)(2) of the Code);

                        (2)   in the event that a notice of a final
                              administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a "final adjustment") is mailed to the tax matters partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court or the United States Claims Court, or the filing of a complaint for refund with the District Court of the United States for the district in which the Partnership's principal place of business is located;

                        (3) to intervene in any action brought by any other Partner for judicial review of a final adjustment;

                        (4) to file a request for an administrative adjustment with the IRS at any time and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

                        (5) to enter into an agreement with the IRS to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Partner for tax purposes, or an item affected by such item; and

                        (6) to take any other action on behalf of the Partners of the Partnership in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

      The taking of any action and the incurring of any expense by the tax matters partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the tax matters partner and the provisions relating to indemnification set forth in
Section 6.13 of this Agreement shall be fully applicable to the tax matters partner in its capacity as such.

            C. The tax matters partner shall receive no compensation for its services. All third party costs and expenses incurred by the tax matters partner in performing its duties as such (including legal and accounting fees) shall be borne by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm to assist the tax matters partner in discharging its duties hereunder.

Section 9.4 Withholding

      Each Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Partner any amount of federal, state, local, or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to sections 1441, 1442, 1445, or 1446 of the Code. Any amount paid on behalf of or with respect to a Partner shall constitute a loan by the Partnership to such Partner, which loan shall be repaid by such Partner within ten (10) days after notice from the General Partner that such payment must be made unless (i) the Partnership withholds such payment from a distribution which would otherwise be made to the Partner, or (ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Partner. Any amounts withheld pursuant to the foregoing clauses (i) or (ii) shall be treated as having been distributed to such Partner. Each Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Partner's Partnership Interest to secure such Partner's obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 9.4 and agrees to take such actions as the General Partner shall request in order to perfect or enforce the security interest created hereunder. In the event that a Partner fails to pay any amounts owed to the Partnership pursuant to this Section 9.4 when due (i.e., ten (10) days after demand), the Partnership may exercise any and all rights and remedies the Partnership may have against such Partner, including foreclosing on its security interest and/or instituting a lawsuit to collect the unpaid amount (together with interest thereon from the date such amount is due (i.e., ten (10) days after demand) calculated at five percentage points over the Prime Rate, but not in excess of the highest rate permitted by law).

                                    ARTICLE X
                        TRANSFER OF PARTNERSHIP INTERESTS

Section 10.1 Restrictions on Transfer of Partnership Interests

      Except as otherwise provided herein, no Partner may Transfer all or any portion of its Partnership Interest without the prior unanimous written consent of the Advisory Committee. Notwithstanding the foregoing, each Partner shall be permitted to Transfer all or any portion of its Partnership Interest to an Affiliate of such Partner. In addition, any Formation Partner shall be entitled to Transfer all or any portion of its Partnership Interest to any other Formation Partner. A Change In Control of a Formation Partner shall not be deemed a Transfer for purposes of this Agreement. The General Partner shall have the authority to impose additional limits on Transfers of Partnership Interests to the extent that the General Partner deems such limitations to be necessary or desirable in order to ensure that the Partnership will not (a) be treated as a "publicly traded partnership" within the meaning of Code section 7704 and the Regulations issued thereunder, (b) be treated as terminated for income tax purposes under Section 708 of the Code and the Regulations issued thereunder or
(c) become subject to registration under the ICA or any other federal, state or local securities statutes and the rules and regulations issued thereunder. Any Transfer of a Partnership Interest shall comply with applicable federal, state and local securities laws.

Section 10.2 Buy-Sell Rights-Unresolved Deadlock

      If there is an Unresolved Deadlock, any Formation Partner (the "Exercising Partner") may exercise a buy-sell right by delivering to the other Formation Partner (the "Non-Exercising Partner") a written notice (the "Notice of Buy-Sell"), which shall state (a) the price at which the Exercising Partner is willing to sell its Partnership Interest (the "Buy-Sell Price") and (b) the other terms on which the Exercising Partner is willing to sell its Partnership Interest (the "Buy-Sell Terms"). Upon receipt of the Notice of Buy-Sell, the Non-Exercising Partner shall have the right, in its sole discretion and at such Non-Exercising Partner's option, to either (a) purchase the Exercising Partner's Partnership Interest at the Buy-Sell Price and on the Buy-Sell Terms or (b) sell to the Exercising Partner the Non-Exercising Partner's Partnership Interest at the Buy-Sell Price and on the Buy-Sell Terms, as adjusted to reflect any differences in relative distribution rights. The Non-Exercising Partner shall deliver to the Exercising Partner within fifteen (15) Business Days after receipt of the Notice of Buy-Sell (the "Election Period"), a written notice of its election to either purchase the Exercising Partner's Partnership Interest or to sell to the Exercising Partner the Non-Exercising Partner's Partnership Interest (the "Buy-Sell Election"). The purchase or sale of such Partnership Interest shall be consummated no later than thirty (30) Business Days after receipt by the Exercising Partner of the Buy-Sell Election. If the Non-Exercising Partner fails to deliver a Buy-Sell Election to the Exercising Partner within the Election Period, the Non-Exercising Partner shall be deemed to have given notice of its election to sell all of its Partnership Interest to the Exercising Partner pursuant to the provisions hereof. If the purchase or sale of such Partnership Interest is (without breach by the selling Partner) not consummated as provided herein, the action as to which the Unresolved Deadlock relates shall be deemed to have been approved if the Partner required to sell its Partnership Interest pursuant hereto had voted to approve such action, and shall be deemed to have been disapproved if such selling Partner had voted to disapprove such action, and in such case, the Unresolved Deadlock will be resolved in favor of the Partner required to sell its Partnership Interest and the Partnership shall continue without interruption. Settlement of a sale pursuant to this
Section 10.2 shall be in cash, to the extent that settlement terms are not otherwise specified in the Buy-Sell Terms.

Section 10.3 Right of First Refusal - Trigger Event

            A. If a Trigger Event occurs with respect to a Formation Partner and the Formation Partner notifies the General Partner of the occurrence of the Trigger Event within twenty (20) Business Days after the Formation Partner has knowledge of the Trigger Event, such Formation Partner shall be entitled to Transfer its Partnership Interest in accordance with the provisions of this
Section 10.3. If such Formation Partner does not satisfy the notice requirement set forth in the immediately preceding sentence, the Formation Partner shall only be authorized to Transfer its interest in the Partnership with the express written consent of the General Partner, which consent may be given or withheld in its reasonable discretion. Following the occurrence of a Trigger Event and a determination by such Formation Partner that a sale of all or a portion of its Partnership Interest is necessary or advisable under the circumstances (a "Proposed Transfer"), in the event that any Formation Partner has a binding, written offer from any Person to acquire all or a portion of such Formation Partner's Partnership Interest , such Formation Partner (the "Selling Partner") shall deliver to the Partnership and the other Formation Partner (the "Non-Selling Partner") written notice of the material terms of such Proposed Transfer, including the proposed purchaser thereof, the amount, nature and payment schedule of the consideration to be received, the conditions, if any, associated therewith and any other material terms of such offer (an "Offer Notice"). The Offer Notice shall constitute an irrevocable offer by the Selling Partner to sell its Partnership Interest (or portion thereof) on the terms of the Proposed Transfer to the Non-Selling Partner (the "Right of First Refusal"), except that a purchaser under this Section 10.3 shall have the right to pay cash in an amount equal to the Fair Market Value of any Non-Cash Consideration (as hereafter defined).

            B. During the Offer Period, the Non-Selling Partner may elect to purchase all, but not less than all of the Partnership Interest that is the subject of the Proposed Transfer by delivering written notice of such election (an "Election Notice") to the Partnership and the Selling Partner prior to the expiration of the Offer Period. The failure by the Non-Selling Partner to deliver an Election Notice during the Offer Period shall be deemed to be an election by such Partner not to purchase the Partnership Interest subject to the Proposed Transfer.

            C. If the Non-Selling Partner does not elect to purchase all of the Partnership Interest (or portion thereof) that is the subject of the Proposed Transfer, the Selling Partner may Transfer to the purchaser named in the Offer Notice (the "Third Party Purchaser") all (but not less than all) of the Partnership Interest (or portion thereof) that is the subject of the Proposed Transfer on terms and conditions that are not materially different from those set forth in the Offer Notice; provided, however, that if the Selling Partner has not consummated the Transfer of such Partnership Interest within ninety (90) calendar days following the end of the Offer Period (subject to extension in accordance with Section 10.3.F), all of the restrictions on and conditions to Transfer contained in this Agreement shall again be in effect with respect to such Partnership Interest. For purposes of this Section 10.3, a five percent (5%) reduction in the price at which a Percentage Interest will be sold shall not be deemed a material difference in the terms of the Proposed Transfer.

            D. If the consideration for the sale of a Partnership Interest pursuant to this Right of First Refusal is cash consideration, the purchase price to be paid by the Non-Selling Partner shall be equal to the total consideration set forth in the Offer Notice. If the consideration for the Proposed Transfer consists of consideration that is other than cash consideration payable in immediately available funds at the closing thereunder ("Non-Cash Consideration") or consists of a combination of cash consideration and Non-Cash Consideration, the purchase price shall be payable in cash in an amount equal to the sum of (i) the total of the cash consideration, if any, and
(ii) the Fair Market Value of the Non-Cash Consideration as determined in accordance with Section 10.3.F hereof.

            E. The purchase of all or any portion of a Formation Partner's Partnership Interest by the Non-Selling Partner pursuant to this Right of First Refusal shall be consummated at a closing that shall occur at the principal business office of the Partnership within twenty (20) Business Days following the Non-Selling Partner's notification to the Selling Partner of the Non-Selling Partner's election to exercise its Right of First Refusal, or at such other place or time as may be mutually acceptable to the parties. At such closing, the Selling Partner shall Transfer the Partnership Interest being purchased, free and clear of all liens, claims, encumbrances (other than as a result of this Agreement or the Master Agreement) and defects in title and duly endorsed for Transfer to the appropriate purchaser and, in exchange therefor, the purchaser of such Partnership Interest shall pay the purchase price at such closing by bank wire transfer of immediately available funds to a bank account designated in writing by the Selling Partner at least three Business Days prior to such closing.

            F. In the event that a determination of the fair market value of Non-Cash Consideration is required pursuant to the Right of First Refusal, the Selling Partner shall specify in the applicable Offer Notice its good faith estimate of the fair market value of any Non-Cash Consideration to be paid in connection with the Proposed Transfer. If the Formation Partners are in agreement on the estimated fair market value of such Non-Cash Consideration, the estimate shall be deemed to be the Fair Market Value (the "Fair Market Value") thereof for purposes of this Agreement. If the Formation Partners do not agree on the estimated fair market value, each of the Formation Partners shall provide the other its estimate of the fair market value and any and all materials reasonably requested by the other Formation Partner in support of the proposed fair market values. For a period of five (5) Business Days, the Formation Partners shall negotiate with each other for the purpose of determining the fair market value of the Non-Cash Consideration that is acceptable to each of them. If the Formation Partners are unable to agree on a fair market value during such five (5)-day negotiation period and there is a variance of ten percent (10%) or less in the estimates of the fair market value prior to the commencement of such five (5)-day negotiation period, the average of such estimates shall be the Fair Market Value of such Non-Cash Consideration and shall be final and binding on the Partners. If there is a variance of more than ten percent (10%) in such estimates, then the Formation Partners shall within twenty (20) Business Days after the date of the Offer Notice submit their respective estimates, together with all supporting data upon which such estimates were based, to a mutually agreeable arbitrator; provided that if they cannot agree upon a mutually agreeable arbitrator within twenty (20) calendar days after the date of the Offer Notice they shall each select one arbitrator with recognized standing and experience and who is a member of the American Arbitration Association and those two arbitrators shall select a third such arbitrator and such third arbitrator acting alone shall determine such arbitrator's estimate of the fair market value of the Non-Cash Consideration and shall select from the estimates presented by the Formation Partners the estimate that is closest to such arbitrator's estimate, and such selected estimate shall be the Fair Market Value of the Non-Cash Compensation. The foregoing arbitration proceedings, including any discovery and any hearings, shall be conducted in accordance with the rules of the American Arbitration Association then in effect, and the Formation Partners shall cooperate fully in promptly furnishing any relevant information requested by the arbitrator. If a party fails to timely select an arbitrator as provided herein, the other party's estimate shall be deemed to be the Fair Market Value of the Non-Cash Consideration. If the two selected arbitrators cannot agree upon a third arbitrator, the third shall be selected in accordance with the rules of the American Arbitration Association. The determination of Fair Market Value pursuant to this Section 10.3.F shall be final and binding on the Partners and may be enforced by a court of competent jurisdiction. The cost of the arbitrators and the arbitration proceeding shall be paid by the party whose estimate was not selected. The time period for any closing pursuant to this Section 10.3 shall be extended by the number of Business Days required to establish the Fair Market Value of any Non-Cash Consideration pursuant to this Section 10.3.F. The General Partner shall keep the Non-Selling Partner reasonably informed of the status of the determination of such Fair Market Value.

Section 10.4 Withdrawal or Resignation of a Partner

      No Partner has the right to withdraw or otherwise resign from the Partnership, unless such withdrawal or resignation is in connection with a Transfer in accordance with the preceding sections of this Article X.

                                   ARTICLE XI
                              ADMISSION OF PARTNERS

Section 11.1 Admission of Substituted or Additional Partners

      No Person not a Partner on the date of this Agreement shall become a Partner hereunder under any of the provisions hereof unless such Person shall expressly assume and agree to be bound by all of the terms and conditions of this Agreement. Each such Person shall also cause to be delivered to the Partnership, at his, her or its sole cost and expense such documents or instruments as may be required in the discretion of the General Partner in order to effect such Person's admission as an additional Partner. Upon compliance with all provisions hereof applicable to such Person becoming a Partner, the General Partner is authorized to execute and deliver such amendments hereto as are necessary to constitute such Person or entity a Partner of the Partner. Any transferee of a Partnership Interest that has not been admitted as a substituted Partner shall be an "assignee," entitled only to allocations of net profits, net losses and other tax items of the Partnership and to distributions from the Partnership, and shall not be entitled to vote or participate in the affairs and management of the Partnership. The Partnership Interest of any assignee shall be deemed to be voted on all matters in the same proportion as the remaining Partnership Interests were voted.

Section 11.2 Amendment of Agreement and Certificate

      For the admission to the Partnership of any Partner in accordance with the provisions of this Agreement, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practicable an amendment of this Agreement (including an amendment of Exhibit A) and, if required by law, shall prepare and file an amendment to the Certificate.

                                  ARTICLE XII
                           DISSOLUTION AND LIQUIDATION

Section 12.1 Dissolution

      The Partnership shall not be dissolved by the withdrawal of any Partner or by the admission of any additional or substituted Partner in accordance with the terms of this Agreement. The Partnership shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following ("Liquidating Events"):

            A. the Termination Date;

            B. the bankruptcy or termination of the General Partner, but only if the Limited Partners unanimously elect in writing to dissolve the Partnership (otherwise, the Partnership shall not be dissolved but shall continue provided that the Advisory Committee elects a new General Partner within thirty (30) days after the bankruptcy or termination of the General Partner);

            C. entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act; or

            D. the sale of all or substantially all of the assets and properties of the Partnership (including without limitation the merger or other consolidation of the Partnership into another Person or a roll-up into a corporate form), unless the General Partner elects to continue the Partnership business for the purpose of the receipt and the collection of indebtedness or the collection of other consideration to be received in exchange for the assets of the Partnership (which activities shall be deemed to be part of the winding up of the Partnership).

Section 12.2 Winding Up

      Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners. No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership's business and affairs. The General Partner (or, in the event there is no remaining General Partner, any Person selected by the Limited Partners) (the "Liquidator") shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership's liabilities and property. The Partnership property shall be liquidated as promptly as is consistent with obtaining the fair market value thereof (provided that the Liquidator in its discretion may distribute assets in kind in lieu of liquidating the assets of the Partnership), and the proceeds therefrom shall be applied and distributed in the following order:

                        (1) First, to the payment and discharge of all of the Partnership's debts and liabilities to creditors other than the Partners;

                        (2) Second, to the payment and discharge of all of the Partnership's debts and liabilities to the Partners; and

                        (3) The balance, if any, to the Partners in accordance with their positive Capital Account balances, after giving effect to all contributions, distributions and allocations for all periods.

Section 12.3 Compliance with Timing Requirements of Regulations

      In the event the Partnership is "liquidated" within the meaning of Regulations section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article XII to the Partners who have positive Capital Accounts in compliance with Regulations section 1.704-1(b)(2)(ii)(b)(2). If any Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever. In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Partners pursuant to this Article XII may be:

            A. distributed to a trust established for the benefit of the Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the Partners from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the Partners pursuant to this Agreement; or

            B. withheld to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld amounts shall be distributed to the Partners as soon as practicable.

Section 12.4 Rights of Partners

      Except as otherwise provided in this Agreement, each Partner shall look solely to the assets of the Partnership for the return of its Capital Contribution and shall have no right or power to demand or receive property other than cash from the Partnership. No Partner shall have priority over any other Partner as to the return of its Capital Contributions, distributions, or allocations, except as expressly provided in this Agreement.

Section 12.5 Documentation of Liquidation

      Upon the completion of the liquidation of the Partnership cash and property as provided in Section 12.2 hereof, the Partnership shall be terminated and the Certificate and all qualifications of the Partnership as a foreign Partnership in jurisdictions shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken. The Liquidator shall have the authority to execute and record any and all documents or instruments required to effect the dissolution, liquidation and termination of the Partnership.

Section 12.6 Reasonable Time for Winding-Up

      A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 12.2 hereof, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between the Partners during the period of liquidation.

Section 12.7 Liability of the Liquidator

      The Liquidator shall be indemnified and held harmless by the Partnership from and against any and all claims, demands, liabilities, costs, damages and causes of action of any nature whatsoever arising out of or incidental to the Liquidator's taking of any action authorized under or within the scope of this Agreement; provided, however, that the Liquidator shall not be entitled to indemnification, and shall not be held harmless, where the claim, demand, liability, cost, damage or cause of action at issue arises out of:

                        (1) a matter entirely unrelated to the Liquidator's action or conduct pursuant to the provisions of this Agreement; or

                        (2) the proven willful misconduct or gross negligence of the Liquidator.

Section 12.8 Waiver of Partition

      Each Partner hereby waives any right to partition of the Partnership property.

                                  ARTICLE XIII
                       AMENDMENT OF PARTNERSHIP AGREEMENT

Section 13.1 Amendments

      This Agreement shall not be amended without the prior written consent of each Partner; provided, however, that this Agreement may be amended by the General Partner without the approval of any other Partner to (i) reflect the admission, substitution, termination or withdrawal of Partners made in accordance with the provisions of this Agreement (including without limitation amendments to the tax allocation and distribution provisions made in connection with any such admission, substitution, termination or withdrawal of Partners),
(ii) reflect changes made to the name of the Partnership, (iii) make changes to ensure that the Partnership will not be treated as an association taxable as a corporation for federal income tax purposes or to prevent the Partnership from in any manner being deemed an "investment company" subject to the requirements of the ICA, (iv) make a change that is necessary or desirable to cure any ambiguity or inconsistency in this Agreement, or (v) satisfy any requirements, conditions, or guidelines contained in any opinion, directive, order, ruling, regulation, or statute of any governmental body.

                                  ARTICLE XIV
                               GENERAL PROVISIONS

Section 14.1 Other Activities

      Except as expressly provided otherwise in this Agreement or in the Master Agreement, any of the Partners or their Affiliates may engage in, or possess an interest in, other business ventures of every nature and description, independently or with others, whether or not such other enterprises shall be in competition with any activities of the Partnership; and neither the Partnership nor the other Partners shall have any right by virtue of this Agreement in and to such independent ventures or to the income or profits derived therefrom. Nothing herein shall be construed to constitute any Partner hereof the agent of any other Partner hereof or to limit the Partners in any manner in the carrying on of their own respective businesses or activities.

Section 14.2 Addresses and Notice

      All notices, requests, demands and other communications hereunder to a Partner shall be in writing and shall be deemed to have been duly given if delivered by hand or if sent by certified mail, return receipt requested, properly addressed and postage prepaid, or transmitted by commercial overnight courier to the Partner at the address set forth in Exhibit A or at such other address as the Partner shall notify the General Partner in writing, or sent by facsimile to the facsimile number set forth in Exhibit A or to such other facsimile number as the Partner shall notify the General Partner in writing. Such communications shall be deemed sufficiently given, served, sent or received for all purposes at such time as delivered to the addressee (with the return receipt or delivery receipt being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

Section 14.3 Titles and Captions

      All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, (i) references to "Articles" and "Sections" are to Articles and Sections of this Agreement, and (ii) references to "Exhibits" are to the Exhibits attached to this Agreement. Each Exhibit attached hereto and referred to herein is hereby incorporated by reference.

Section 14.4 Pronouns and Plurals

      Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. Any references in this Agreement to "including" shall be deemed to mean "including without limitation."

Section 14.5 Further Action

      The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purpose of this Agreement.

Section 14.6 Binding Effect

      This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 14.7 Creditors

      None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 14.8 Waiver

      No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

Section 14.9 No Agency

      Nothing contained herein shall be construed to constitute any Partner the agent of another Partner, except as specifically provided herein, or in any manner to limit the Partners in the carrying on of their own respective businesses or activities.

Section 14.10 Entire Understanding

      This Agreement and the Master Agreement constitute the entire agreement and understanding among the Partners and supersedes any prior understanding and/or written or oral agreements among them respecting the subject matter herein. To the extent that there is any inconsistency between this Agreement and the Master Agreement, the terms of this Agreement shall govern.

Section 14.11 Counterparts

      This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

Section 14.12 Applicable Law

      This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 14.13 Invalidity of Provisions

      If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respects, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 14.14 Securities Law Representations, Warranties and Agreements

            A. Each Partner represents and warrants to the Partnership and the other Partners as follows:

                        (1) Such Partner has such knowledge and experience in financial and business matters that he, she or it is capable of evaluating the merits and risks of the investment involved in the purchase of a Partnership Interest in the Partnership and he, she or it has so evaluated this purchase.

                        (2) Such Partner is able to bear the economic risk of this investment.

                        (3) In connection with the purchase of its Partnership Interest, such Partner has been fully informed as to the circumstances under which it is required to take and hold the Partnership Interest pursuant to the requirements of the Securities Act and applicable state securities laws.

                        (4) Such Partner understands that the Partnership Interest is not registered under the Securities Act or any state securities laws and may not be transferred, assigned or otherwise disposed of unless the Partnership Interest is so registered or unless an exemption from registration is available.

                        (5) Such Partner understands that the Partnership will not register under the ICA in reliance on the exception provided under Section 3(c)(7) of the ICA, which requires that all Partners be "qualified purchasers" as defined under Section 2(a)(51) of the ICA.

            B. Each Partner agrees as follows:

                        (1) The Partnership is not under any obligation to register any Partnership Interest under the Securities Act or any state securities laws.

                        (2) The Partnership will not be required to supply any Partner or other Person with any information necessary to enable any Partner to make a sale of its Partnership Interest under Rule 144 under the Securities Act or any corresponding rule under any state securities law.

            C. Each Partner shall indemnify and hold harmless the Partnership and the other Partners from and against any and all loss, damage, liability, cost or expense, including costs of defense and attorneys' fees, arising or resulting from or attributable to any breach of his representations, warranties or agreements set forth in this Section 14.14.

Section 14.15 Certification of Nonforeign Status

      Each Partner hereby acknowledges that the Partnership will be obligated to pay a withholding tax to the IRS with respect to a Partner if the Partner is not able to certify to the Partnership that it is not a foreign person. Each Partner hereby agrees to provide a certification as to its foreign status to the Partnership from time to time upon the request of the General Partner.

                          [Signatures on attached page]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                         GENERAL PARTNER:
                         ---------------

                         Crescent Redtail Management, LLC,
                         a Delaware limited liability company

                         By: Crescent Real Estate Equities, Ltd, a Delaware corporation, its manager

                         By:    ______________________________________________
                         Name:  ______________________________________________
                         Title: ______________________________________________

                         LIMITED PARTNERS:
                         ----------------

                         Crescent Real Estate Capital, L.P.,
                         a Delaware limited partnership

                         By: Crescent Real Estate Capital GP, LLC, a Delaware limited liability company, its general partner

                              By:  Crescent Real Estate Equities, Ltd., a
                         Delaware corporation, its manager

                         By:    ______________________________________________
                         Name:  ______________________________________________
                         Title: ______________________________________________

                         CMC Real Estate Capital, L.P.,
                         a Delaware limited partnership

                         By: CMC Real Estate Capital GP, LLC

                              By: Capstead Mortgage Corporation, its sole member

                         By:    ______________________________________________
                         Name:  ______________________________________________
                         Title: ______________________________________________

                                    EXHIBIT A
             PARTNERS, CAPITAL COMMITMENTS AND PERCENTAGE INTERESTS

                                             Total Capital   Percentage
      Name and Address of Partner             Commitment      Interests
----------------------------------------     -------------   ----------
GENERAL PARTNER:

Crescent Redtail Management, LLC,                 N/A             0%
a Delaware limited liability company
777 Main Street, Fort Worth, Texas 76102

LIMITED PARTNERS:

Crescent Real Estate Capital, L.P.,          $  25,000,000       25%
a Delaware limited partnership
777 Main Street, Fort Worth, Texas 76102

CMC Real Estate Capital, L.P.,               $  75,000,000       75%
a Delaware limited partnership
[8401 N. Central Expressway
Suite 800
Dallas, TX 75225-4410

                                      A-1